                                                                     EXHIBIT 2.1



                ============================================

                          SECOND AMENDED AND RESTATED


                         SECURITIES PURCHASE AGREEMENT


                                     AMONG


                            VISTA PROPERTIES, INC.,


                         VISTA MORTGAGE & REALTY, INC.,


                          BRAEWOOD DEVELOPMENT CORP.,


                              PANORAMIC LAND, INC.


                                      AND


                           CENTEX INTERNATIONAL, INC.


                ============================================

                               TABLE OF CONTENTS

                                                                                                           Page
ARTICLE I. -      DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.01.        Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II. -     PURCHASE AND SALE OF SECURITIES; THE CLOSING;
                  CERTAIN POST-CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.01.        Purchase and Sale of Securities . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.02.        Purchase Price; Escrow Arrangements . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.03.        Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.04.        Closing Deliveries; Certain Actions . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.05.        Issuance of Additional Units  . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE III. -    REPRESENTATIONS AND WARRANTIES OF THE VISTA PARTIES   . . . . . . . . . . . . . . . . .  13
         SECTION 3.01.        Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.02.        Authority; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.03.        Absence of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.04.        Governmental Consents and Filings . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 3.05.        Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 3.06.        Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.07.        Commission Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.08.        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.09.        Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.10.        Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.11.        Purchased Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.12.        Reorganization Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.13.        Disclosure Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.14.        Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.15.        Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 3.16.        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 3.17.        Compliance with Laws and Other Requirements . . . . . . . . . . . . . . . .  23
         SECTION 3.18.        Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 3.19.        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 3.20.        Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 3.21.        Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 3.22.        Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 3.23.        Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.24.        Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.25.        Absence of Certain Business Practices . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.26.        Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.27.        Brokers' or Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE IV. -     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER   . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.01.        Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.02.        Authority; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.03.        Absence of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.04.        Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.05.        Disclosure Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.06.        Brokers' or Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE V. -      REORGANIZATION SOLICITATION; BANKRUPTCY MATTERS   . . . . . . . . . . . . . . . . . . .  29
         SECTION 5.01.        Solicitation Materials; Solicitation of Acceptances . . . . . . . . . . . .  29
         SECTION 5.02.        Certain Documents and Motions . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 5.03.        Reorganization Proceedings  . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 5.04.        Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VI. -     CERTAIN COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 6.01.        Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 6.02.        Other Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 6.03.        Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 6.04.        Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 6.05.        HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 6.06.        Title Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 6.07.        Notification of Certain Other Matters . . . . . . . . . . . . . . . . . . .  36
         SECTION 6.08.        Supplemental Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 6.09.        Delivery of Filing Date Certificates, Opinions and Notices  . . . . . . . .  36
         SECTION 6.10.        Indemnification and Other Arrangements; Releases  . . . . . . . . . . . . .  37

ARTICLE VII. -    CONDITIONS TO CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 7.01.        Conditions to the Obligations of the Purchaser  . . . . . . . . . . . . . .  37
         SECTION 7.02.        Conditions to the Obligations of the Vista Parties  . . . . . . . . . . . .  39

ARTICLE VIII. -   TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.01.        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.02.        Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 8.03.        Termination Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE IX. -     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.01.        Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.02.        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.03.        Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 9.04.        Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 9.05.        Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 9.06.        Parties in Interest; Assignment . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 9.07.        Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 9.08.        Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 9.09.        Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 9.10.        Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 9.11.        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


LIST OF APPENDICES

Appendix A    --   Arbitration of Certain Disputes
Appendix B    --   Reorganization Plan Allocation
Appendix C    --   Asset Sales or Dispositions
Appendix D    --   Certain Claims
Appendix E    --   Certain Title Commitments


LIST OF EXHIBITS

Exhibit A   --   Form of Amended and Restated Articles of Incorporation
Exhibit B   --   Form of Certificate of Designation
Exhibit C   --   Form of Directors' Settlement Agreement
Exhibit D   --   Earnest Money Escrow Agreement
Exhibit E   --   Form of Management Settlement Agreement
Exhibit F   --   Form of Termination Fee Escrow Agreement
Exhibit G   --   Form of Reorganization Plan
Exhibit H   --   Form of Opinion of Hughes & Luce, L.L.P. to be delivered prior to the Filing Date
Exhibit I   --   Form of Opinion of Raymond G. Smerge to be delivered prior to the Filing Date and on the Closing Date
Exhibit J   --   Form of Opinion of Hughes & Luce, L.L.P. to be delivered on the Closing Date

LIST OF SCHEDULES

Schedule 3.01      --   Qualification to do Business
Schedule 3.03(a)   --   Certain Conflicts
Schedule 3.05(a)   --   Stock Appreciation Rights
Schedule 3.06(a)   --   Subsidiaries
Schedule 3.06(d)   --   Capital Stock of Subsidiaries
Schedule 3.09      --   Certain Liabilities
Schedule 3.10      --   Certain Events or Changes
Schedule 3.14(a)   --   Real Property
Schedule 3.14(b)   --   Developed Property
Schedule 3.14(d)   --   Certain Matters relating to Real Property
Schedule 3.14(e)   --   Access to Roads
Schedule 3.14(g)   --   Certain Matters relating to Buildings and Improvements
Schedule 3.14(i)   --   Certain Real Estate Conditions
Schedule 3.14(j)   --   Certain Commitments
Schedule 3.14(k)   --   Certain Leases and Other Agreements
Schedule 3.14(l)   --   Property Agreements
Schedule 3.14(m)   --   Persons in Possession
Schedule 3.14(n)   --   Certain Certificates of Occupancy and Approvals
Schedule 3.14(o)   --   Guarantees and Warranties
Schedule 3.15(a)   --   Contracts
Schedule 3.15(c)   --   Certain Contract Restrictions
Schedule 3.16      --   Litigation
Schedule 3.17      --   Compliance with Laws and Other Requirements
Schedule 3.18(a)   --   Leased Facilities and Property
Schedule 3.18(b)   --   Environmental Claims
Schedule 3.18(d)   --   Certain Environmental Matters
Schedule 3.18(e)   --   Environmental Permits
Schedule 3.18(h)   --   Underground Storage Tanks
Schedule 3.18(k)   --   Hazardous Materials Discharge
Schedule 3.18(l)   --   Environmental Reports and Studies
Schedule 3.19      --   Certain Tax Matters
Schedule 3.20(a)   --   Employee Benefit Plans
Schedule 3.20(f)   --   Certain Exceptions to Employee Benefit Plan Documents
Schedule 3.20(h)   --   Certain Employee Benefit Plan Amendments
Schedule 3.20(j)   --   Excess Parachute Payments
Schedule 3.20(k)   --   Payments Under Employee Benefit Plans
Schedule 3.21      --   Labor Matters
Schedule 3.22      --   Permits
Schedule 3.23      --   Insurance Policies
Schedule 3.24      --   Transactions with Affiliates
Schedule 3.27      --   Brokers' or Finders' Fees

                          SECOND AMENDED AND RESTATED

                         SECURITIES PURCHASE AGREEMENT


             This SECOND AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, entered into as of December 18, 1994 by and among Vista Properties, Inc., a Nevada corporation, Vista Mortgage & Realty, Inc., a Delaware corporation ("Vista Mortgage & Realty"), Braewood Development Corp., a Nevada corporation ("Braewood Development"), Panoramic Land, Inc., a Nevada corporation ("Panoramic Land"), and Centex International, Inc., a Nevada corporation (the "Purchaser"),


                              W I T N E S S E T H:


             WHEREAS, the Company (as hereinafter defined) and the Subsidiaries (as hereinafter defined) are engaged in the business of maintaining, managing, developing, improving and disposing of real property designed for commercial, industrial or residential uses in various markets in the United States;

             WHEREAS, the Purchaser or one or more of its subsidiaries or affiliates are engaged in similar businesses and conduct such businesses in substantially all of the markets in which the Company and its Subsidiaries conduct their business;

             WHEREAS, the Purchaser desires to expand its current real estate operations to include a broader scope of land development and commercial property development activities;

             WHEREAS, the Purchaser, with the cooperation of the Company, has commenced a review and examination of the businesses, properties, financial condition and results of operations of the Company and its Subsidiaries;

             WHEREAS, the Company and the Subsidiaries intend to propose the Reorganization Plan (as hereinafter defined), which will provide for, among other things, (i) the issuance and sale by the Company of the Purchased Stock (as hereinafter defined) to the Purchaser (the "Stock Acquisition"), (ii) the sale by the Designated Partners (as hereinafter defined) of the Purchased Partnership Interests (as hereinafter defined) to the Purchaser (the "Partnership Interest Acquisition"), (iii) the distribution of certain amounts in cash to the holders of Existing Notes (as hereinafter defined) and (iv) the distribution of certain amounts in cash and Distributable Units (as hereinafter defined) to the holders of Existing Common Stock (as hereinafter defined);

             WHEREAS, on December 18, 1994, the Vista Parties (as hereinafter defined) and the Purchaser entered into the original Securities Purchase Agreement (the "Original Agreement") in order to set forth the terms and provisions upon which they are willing, subject to obtaining the Confirmation Order (as hereinafter defined) from the Bankruptcy Court (as hereinafter defined) and to the fulfillment of certain other conditions, to consummate the Stock Acquisition and the Partnership Interest Acquisition;

             WHEREAS, on February 14, 1995, the Vista Parties and the Purchaser amended and restated the Original Agreement in its entirety (as so amended, the "First Amended and Restated Agreement");

             WHEREAS, the Vista Parties and the Purchaser desire to amend and restate the First Amended and Restated Agreement in its entirety as set forth herein;

             WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company that the Stock Acquisition be consummated upon the terms and subject to the conditions set forth herein, and such Board of Directors has approved this Agreement and the transactions contemplated hereby and has resolved to recommend acceptance of the Reorganization Plan to the holders of Existing Securities (as hereinafter defined);

             WHEREAS, the respective Boards of Directors of the Partners deem it advisable and in the best interests of the Partners that the Partnership Interest Acquisition be consummated upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved this Agreement and the transactions contemplated hereby; and

             WHEREAS, the Board of Directors of the Purchaser has approved this Agreement and the transactions contemplated hereby;

             NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

             SECTION 1.01. Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

             "Acquisition Proposal" means any bona fide proposal relating to an acquisition of all or any substantial part of the Company or any Subsidiary or their respective businesses (whether by merger, consolidation, purchase of assets or purchase of stock) or any other transaction of a similar nature; provided, however, that no proposal relating to a transaction which the Company or any Subsidiary is permitted to consummate under the terms of Section 6.01(c) hereof shall constitute an "Acquisition Proposal."

             "Adjusted Base Amount" means an amount equal to the excess of (i) the Base Amount over (ii) the sum of (a) the Excess Purchaser Claims Amount and
(b) the Existing Note Payments.

             "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise.

             "Aggregate Cash Payment" means a payment or payments in cash in the aggregate amount equal to the excess of (i) the Adjusted Base Amount over
(ii) the sum of (a) the Excess Closing Date Cash Balance and (b) the Total Distributable Units Value.

             "Agreed Partnership Interest Value" means the value of the Purchased Partnership Interests as determined by mutual written agreement of the Purchaser and the Company prior to the Closing Date.

             "Agreeing Holders" means Lomas Financial Corporation, Merrill Lynch Group, Inc., Equitable Investment Corporation, the Purchaser and MCorp Management Trust and their respective successors and assigns; provided, however, that MCorp Management Trust shall be an "Agreeing Holder" only with respect to a total of 20,000 shares of Existing Common Stock held by it as of the Record Date and shall not be an "Agreeing Holder" with respect to any other shares of Existing Common Stock held by it as of such date.

             "Agreeing Holders Fraction" means a fraction the numerator of which is the total number of issued and outstanding shares of Existing Common Stock held by the Agreeing Holders on the Record Date and the denominator of which is the total number of issued and outstanding shares of Existing Common Stock on the Record Date.

             "Agreement" means this Second Amended and Restated Securities Purchase Agreement, as the same may be amended from time to time.

             "Amended and Restated Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company, in the form attached as Exhibit A hereto, to be filed with the Secretary of State of the State of Nevada on or prior to the Closing Date.

             "Bankruptcy Case" means, individually or collectively, as is appropriate in the context, the cases under the Bankruptcy Code to be commenced by the Company and the Subsidiaries.

             "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et. seq., as amended by the Bankruptcy Reform Act of 1994, and as amended from time to time, to the extent applicable to the Bankruptcy Case, and includes the Rules of Bankruptcy Procedure and the applicable local rules of the United States Bankruptcy Court and the United States District Court for the District of Delaware.

             "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court as may hereafter exercise original jurisdiction over the Bankruptcy Case or any proceeding therein.

             "Bankruptcy Filings" has the meaning set forth in Section 5.03(b) hereof.

             "Bankruptcy Proceeding" has the meaning set forth in Section 7.01(g) hereof.

             "Base Amount" means $94,500,000 (provided, however, that if the Filing Date occurs prior to or on August 18, 1995, such amount shall be $95,500,000).

             "Business Day" means any day except a Saturday, Sunday or federal holiday.

             "Bylaws" means, with respect to any corporation, the bylaws of such corporation, as in effect from time to time on or after the date hereof.

             "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including any successor statute).

             "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System.

             "Certificate of Designation" means the Certificate of Designation for the Series A Preferred Stock and the Series B Preferred Stock, in the form attached as Exhibit B hereto, to be adopted by the Board of Directors of the Company and filed with the Secretary of State of the State of Nevada on or prior to the Closing Date.

             "Charter" means, with respect to any corporation, the certificate or articles of incorporation (or similar governing document) of such corporation, as in effect from time to time on or after the date hereof.

             "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company, which class of Common Stock will have the rights, powers and preferences set forth in the Amended and Restated Articles of Incorporation.

             "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Company, which class of Common Stock will have the rights, powers and preferences set forth in the Amended and Restated Articles of Incorporation.

             "Closing" has the meaning set forth in Section 2.03 hereof.

             "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 2.03 hereof.

             "Closing Date Cash Balance Statement" means a statement prepared by the Company setting forth the aggregate amount of cash and cash equivalents held by the Company and the Subsidiaries as of the Closing Date, which statement shall be certified by the chief financial officer of the Company.

             "Closing Payment" means the excess of the Aggregate Cash Payment over the Earnest Money Deposit.

             "Common Stock" means the Class A Common Stock and Class B Common Stock.

             "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

             "Commission Reports" has the meaning set forth in Section 3.07 hereof.

             "Company" means Vista Properties, Inc. and its successors (including, with respect to actions to be taken on or after the effective date of the Reorganization Plan, the reorganized entity in which the property of the Company will be vested in accordance with the Reorganization Plan and the Confirmation Order).

             "Company Financial Statements" has the meaning set forth in
Section 3.08 hereof.

             "Confidentiality Agreement" means the letter agreement, dated as of September 23, 1994 between the Company and Centex Corporation.

             "Confirmation Order" means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Company and the Purchaser, confirming the Reorganization Plan and approving the performance by the Vista Parties of this Agreement pursuant to Section 1129 of the Bankruptcy Code.

             "Consent" means any consent, approval, permit, notice, action or authorization of any Person not a party to this Agreement.

             "Contract" means any contract, subcontract, letter contract, agreement, purchase order, delivery order, arrangement, understanding or other instrument, obligation or commitment of any kind or character (whether oral or written, pending or executory).

             "Court Day" means a day which is not a Saturday, Sunday or legal holiday listed in Bankruptcy Rule 9006(a).

             "Designated Partners" means one or more of the Partners specified in a written notice delivered by the Purchaser to the Partners at least five Business Days prior to the Closing Date.

             "Developed Property" means any Real Property which is presently being improved or developed or upon which physical improvements, including but not limited to houses, are being constructed.

             "Directors' Settlement Agreement" means the Directors' Settlement Agreement, in the form attached as Exhibit C hereto, to be entered into among the Company and each of its directors prior to the Time of Mailing.

             "Disbursing Agent" means one or more disbursing agents to be designated by the Company with the consent of the Purchaser (which shall not be unreasonably withheld) for the purposes set forth in the Reorganization Plan.

             "Disclosure Statement" means the disclosure and solicitation statement to be disseminated to all creditors and equity security holders of the Company who are entitled to accept or reject the Reorganization Plan in accordance with the Exchange Act and in compliance with Section 1126(b) of the Bankruptcy Code.

             "Distributable Units" means the Units issuable to the Agreeing Holders pursuant to the Reorganization Plan.

             "Earnest Money Deposit" means the funds held and invested by the Earnest Money Escrow Agent under the Earnest Money Escrow Agreement.

             "Earnest Money Escrow Agent" means the Fidelity National Title Agency in its capacity as escrow agent under the Earnest Money Escrow Agreement.

             "Earnest Money Escrow Agreement" means the Earnest Money Escrow Agreement, a copy of which is attached as Exhibit D hereto, entered into as of December 18, 1994 among the Purchaser, the Vista Parties and Earnest Money Escrow Agent.

             "Employee Benefit Plan" has the meaning set forth in Section 3.20(a) hereof.

             "Encumbrance" means (i) with respect to any capital stock or other equity securities of, or ownership interest in, any corporation, partnership or other Person, any Lien, charge, claim, encumbrance, limitation or restriction applicable to or affecting such capital stock, equity securities or ownership interest (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, equity securities or other ownership interest), other than any restriction on transfer arising under any applicable federal or state securities laws and (ii) with respect to any Real Property, any Lien, defect in title, easement, covenant, restriction, claim, charge, levy or assessment against or relating to any portion of the Real Property.

             "Environmental Claim" means any claim (including, but not limited to, any claim under CERCLA), action, cause of action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, assessment costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the release by the Company or any Subsidiary (or any of their respective predecessors) into the environment of any Hazardous Materials at any location, whether or not owned by the Company or any Subsidiary (or any of their respective predecessors), (b) the presence of any Hazardous Materials at any location owned or leased by the Company or any Subsidiary (or any of their respective predecessors), or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company or any Subsidiary or any of their respective predecessors.

             "Environmental Laws" means all federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (including any successor statute).

             "ERISA Affiliate" means, with respect to the Company, any corporation or other trade or business under common control with the Company (within the meaning of Section 414 of the Internal Revenue Code or Section 4001(a)(14) or 4001(b) of ERISA), either presently or at any time since April 2, 1984.

             "Excess Closing Date Cash Balance" means the excess of (i) the aggregate amount of cash and cash equivalents held by the Company and the Subsidiaries as of the Closing Date, as set forth in the Closing Date Cash Balance Statement, over (ii) the sum of (A) $5,000,000 and (B) the total amount of Reserved Expenses.

             "Excess Purchaser Claims Amount" means the excess, if any, of (i) the Purchaser Claims Amount over (ii) $5,000,000; provided, however, that in no event shall the Excess Purchaser Claims Amount exceed $5,000,000.

             "Exchange Act" means the Securities and Exchange Act of 1934, as amended (including any successor statute).

             "Existing Class A Common Stock" means the Class A Common Stock, par value $1.00 per share, of the Company.

             "Existing Class B Common Stock" means the Class B Common Stock, par value $1.00 per share, of the Company.

             "Existing Common Stock" means the Existing Class A Common Stock and the Existing Class B Common Stock.

             "Existing Notes" means the 13 3/4% Senior Secured Notes due 2001 issued pursuant to the Existing Note Indenture.

             "Existing Note Indenture" means the Indenture, dated as of November 1, 1991, between the Company and United States Trust Company of New York, as trustee, relating to the Existing Notes.

             "Existing Note Payments" means all payments of principal of, or premium (if any) or interest on, the Existing Notes (other than payments of interest thereon made solely in Secondary Securities (as defined in the Existing Note Indenture)) made by the Company after the date hereof, including, but not limited to, any payments upon redemption of Existing Notes pursuant to
Section 12.5 of the Existing Note Indenture.

             "Existing Securities" means the Existing Notes and Existing Common Stock.

             "Filing Date" has the meaning set forth in Section 6.09(a) hereof.

             "Final Order" means an order or judgment of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties that has not been reversed, stayed, modified or vacated and as to which no appeal, petition for certiorari or request for reargument or other review or rehearing has been requested or is pending; and as to which the time to appeal, petition for certiorari or seek reargument, other review or rehearing has expired or the right to do so has been fully and effectively waived in writing; or, if an appeal, reargument, writ of certiorari, review or rehearing thereof has been sought, the order or judgment has been affirmed by the highest court to which the order was appealed, from which the reargument, review or rehearing was sought, or the petition for writ of certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument, review or rehearing has expired.

             "GAAP" means United States generally accepted accounting principles as in effect at the time of the application thereof as described in or contemplated by this Agreement.

             "Garfield" means Raymond Garfield, Jr.

             "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "Hazardous Materials" means (i) any substance, material or waste defined or characterized as hazardous, extremely hazardous, toxic or dangerous within the meaning of any Environmental Law, (ii) any substance, material or waste classified as a contaminant or pollutant under any Environmental Law or
(iii) any other substance (including, but not limited to, petroleum), material or waste, the manufacture, processing, distribution, use, treatment, storage, placement, disposal, removal or transportation of which is subject to regulation under any Environmental Law.

             "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor statute).

             "Improvements" has the meaning set forth in Section 3.14(g) hereof.

             "Initial Earnest Money Deposit" has the meaning set forth in
Section 2.02(a) hereof.

             "Interim Motion" means a motion filed with the Bankruptcy Court by the Company to enter the Interim Order.

             "Interim Order" means an order in form and substance reasonably satisfactory to the Purchaser (i) approving the provisions of and authorizing the performance of the Vista Parties under Sections 6.01, 6.02, 6.03, 6.04,
6.05 and 8.03 hereof, (ii) providing that, so long as the Agreement has not been terminated in accordance with Section 8.01 hereof, the Bankruptcy Court shall not permit consideration of or approve an Acquisition Proposal unless the Company has fully complied with all the provisions of Section 6.02 hereof as they apply to such Acquisition Proposal and such Acquisition Proposal constitutes an Overbid Transaction, (iii) providing that the Termination Fee shall be deposited in escrow immediately after the entry of such interim order pursuant to the Termination Fee Escrow Agreement and (iv) providing that such interim order cannot be amended or modified without the consent of the Purchaser, which consent shall not be unreasonably withheld.

             "Internal Revenue Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time (including any successor statute).

             "Latest Balance Sheet" has the meaning set forth in Section 3.09 hereof.

             "Lien" means (i) any mortgage, pledge, hypothecation, assignment, security interest, option, lien or any preference, priority or other right or interest granted pursuant to a security agreement or preferential arrangement of any kind or character whatsoever (including, but not limited to, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), and (ii) any other lien, charge, levy or encumbrance, whether arising by operation of law or otherwise.

             "Lomas Group" means the affiliated group of corporations (as defined in Section 1504 of the Internal Revenue Code) of which Lomas Financial Corporation (or its predecessors or Affiliates) is or was the common parent.

             "Management Settlement Agreement" means the Management Settlement Agreement, in the form attached as Exhibit E hereto, to be entered into among the Vista Parties, Panorama Development Corp., Beauty Built Homes, Inc. and the Managers prior to the Time of Mailing.

             "Managers" means Garfield, F. Charles Emery and Laura J. Young.

             "Material Adverse Change" means a material adverse change in the business, prospects, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

             "Material Adverse Effect" means a material adverse effect on the business, prospects, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

             "Multiemployer Plans" has the meaning set forth in Section 3.20(a) hereof.

             "Nevada Act" means Chapter 78 of the Nevada Revised Statutes, as amended (including any successor statute).

             "Overbid Notice" has the meaning set forth in Section 6.02(a) hereof.

             "Overbid Termination Conditions" has the meaning set forth in
Section 6.02(a) hereof.

             "Overbid Transaction" means an Acquisition Proposal made in writing by a Qualified Third Party (i) which would provide for consideration attributable to the Existing Securities having a fair market value, as determined by an investment banking firm of national standing selected by the Company and reasonably acceptable to the Purchaser, which exceeds the Base Amount (or, if the Purchaser has delivered a Topping Offer to the Company, the Topping Offer Amount) by at least $2,500,000 and (ii) the terms and conditions of which (including the amount and value of the consideration attributable to the Existing Securities thereunder) are reasonably determined by the Board of Directors of the Company to be, when taken in their entirety, no less favorable to the Company or the holders of Existing Securities than the terms and conditions set forth in this Agreement.

             "Partners" means Vista Mortgage & Realty, Braewood Development and Panoramic Land.

             "Partnership" means Vista Partners, a Nevada general partnership.

             "Partnership Agreement" means the Partnership Agreement of Vista Partners, dated as of September 21, 1993, among the Partners.

             "Partnership Interest Acquisition" has the meaning set forth in the recitals of this Agreement.

             "Permits" has the meaning set forth in Section 3.22 hereof.

             "Permitted Encumbrances" means all items which are (i) shown on the most recent surveys of the lots, parcels or tracts of land constituting the Real Property delivered by the Company to the Purchaser prior to June 30, 1995 or (ii) reflected on the most recent commitments to issue the Title Policies delivered by the Company to the Purchaser prior to June 30, 1995 (or, in the case of the properties identified in Appendix E hereto, to be delivered to the Purchaser after such date); provided, however, that the term "Permitted Encumbrances" shall not include any items reflected on any title commitment for properties identified in Appendix E hereto to which the Purchaser shall object in writing within ten days after receipt of such title commitment.

             "Person" means any individual, corporation, partnership, association, trust or any other entity or organization of any kind or character, including a Governmental Authority.

             "Property Agreements" has the meaning set forth in Section 3.14(l) hereof.

             "Purchased Partnership Interests" means an interest or interests in the Partnership to be purchased by the Purchaser from the Designated Partners which will entitle the Purchaser to 49% (or such lesser percentage as the Purchaser shall specify in a written notice delivered to the Designated Partners prior to the Closing Date) of the capital and profits of the Partnership.

             "Purchased Series B Preferred Shares" means the shares of Series B Preferred Stock to be issued and sold by the Company to the Purchaser pursuant to this Agreement, the number of which shall be equal to the result obtained by dividing (i) the excess, if any, of (a) the Aggregate Cash Payment over (b) the sum of (1) the Total Purchased Units Value and (2) the Agreed Partnership Interest Value by (ii) $1,000.

             "Purchased Securities" means the Purchased Stock and Purchased Partnership Interests.

             "Purchased Stock" means the Purchased Units and Purchased Series B Preferred Shares.

             "Purchased Units" means the Units to be issued and sold by the Company to the Purchaser pursuant to this Agreement.

             "Purchaser Claims" means all claims, demands, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) asserted against, imposed on or incurred by the Purchaser or any of the Vista Parties which directly or indirectly arise from or relate to (i) the breach or alleged breach by the Vista Parties of any of their representations, warranties, covenants or agreements contained in this Agreement, (ii) any Environmental Claim, including, but not limited to, any claim arising under any Environmental Law based upon any injury, sickness, disease or death of any Person, damage to any properties or assets or remediation of any soil, surface water or groundwater resulting from any conditions, events, facts, circumstances or other matters occurring or existing prior to the Closing Date or in connection with the ownership, use or operation of the Real Property or (iii) any untrue statement of a material fact contained in the Disclosure Statement or any failure to state any material fact necessary in order to make the statements therein, in light of circumstances under which they were made, not misleading, except to the extent that any such untrue statement of a material fact or failure to state a material fact is based upon and in conformity with information furnished by the Purchaser to the Company in writing expressly for use in the Disclosure Statement.

             "Purchaser Claims Amount" has the meaning set forth in Section 2.02(b) hereof.

             "Purchaser Claims Notice" has the meaning set forth in Section 2.02(b) hereof.

             "Qualified Plans" has the meaning set forth in Section 3.20(b) hereof.

             "Qualified Third Party" means (subject to the last sentence of Section 6.02(a) hereof) a Third Party who the Board of Directors of the Company has reasonably determined is financially able to consummate an Overbid Transaction.

             "Real Property" means every lot, parcel and tract of land in which the Company or any Subsidiary has any ownership interest whatsoever, including, but not limited to, any right to purchase any land or improvement situated on land.

             "Real Property Permit" has the meaning set forth in Section 3.14(n) hereof.

             "Record Date" means the record date for distributions to be made to holders of Existing Securities pursuant to the Reorganization Plan.

             "Released Parties" has the meaning set forth in Section 6.10(b) hereof.

             "Reorganization Plan" has the meaning set forth in Section 3.12 hereof.

             "Reorganization Solicitation" means the solicitation by the Company of acceptances of the Reorganization Plan in accordance with the Exchange Act and in compliance with Section 1126(b) of the Bankruptcy Code.

             "Reorganization Transactions" has the meaning set forth in Section
3.12 hereof.

             "Reserved Expenses" means (i) all costs, fees and expenses incurred or anticipated to be incurred by the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby

(including, but not limited to, all costs, fees and expenses relating to the Reorganization Solicitation or the Bankruptcy Case) and (ii) all payments made by the Company pursuant to Section 2(c), (d) and (e) of the Management Settlement Agreement, in each case to the extent that such costs, fees, expenses and payments have not been paid by the Company prior to or on the Closing Date. It is understood and agreed that the total amount of Reserved Expenses shall be determined by the Company, with the approval of the Purchaser (which shall not be unreasonably withheld) immediately prior to the Closing Date.

             "Securities Act" means the Securities Act of 1933, as amended (including any successor statute).

             "Series A Preferred Stock" means the Series A Preferred Stock, par value $.01 per share, of the Company, which series of preferred stock will have such preferences and relative, participating, optional and other special rights, and qualifications or restrictions thereof, as are set forth in the Certificate of Designation.

             "Series B Preferred Stock" means the Series B Preferred Stock, par value $.01 per share, of the Company, which series of preferred stock will have such preferences and relative, participating, optional and other special rights, and qualifications or restrictions thereof, as are set forth in the Certificate of Designation.

             "Solicitation Materials" has the meaning set forth in Section 5.01(a) hereof.

             "Stock Acquisition" has the meaning set forth in the recitals hereof.

             "Subsidiary" means with respect to the Company (i) any corporation or other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company or (ii) any partnership of which the Company or any Subsidiary is a general partner or of which the Company directly or indirectly owns partnership interests which entitle it to receive more than 50% of the distributions made by such partnership. Without limiting the generality of the foregoing, the Partners and the Partnership and their respective successors constitute "Subsidiaries" of the Company for purposes of this definition.

             "Tax Returns" means any returns, declarations, reports, claims for refund and informational returns or statements relating to Taxes, including any schedules or attachments thereto.

             "Taxes" means all taxes, charges, fees, levies or other assessments (including, without limitation, income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any Tax.

             "Termination Fee" has the meaning set forth in Section 8.03(a) hereof.

             "Termination Fee Deposit" means the funds held and invested by the Termination Fee Escrow Agent under the Termination Fee Escrow Agreement.

             "Termination Fee Escrow Agent" means the escrow agent to be selected by the Purchaser prior to the Filing Date with the consent of the Company (which shall not be unreasonably withheld), which will act as escrow agent under the Termination Fee Escrow Agreement.

             "Termination Fee Escrow Agreement" means the Termination Fee Escrow Agreement, in the form attached as Exhibit F hereto (with such changes therein as the Termination Fee Escrow Agent shall reasonably request), to be entered into among the Vista Parties, the Purchaser and the Termination Fee Escrow Agent immediately after the entry of the Interim Order.

             "Termination Threshold" means $5,000,000; provided, however, that, if either (a) the aggregate amount of Purchaser Claims set forth in all Purchaser Claims Notices delivered by the Purchaser to the Vista Parties

(as adjusted by agreement of the parties or as a result of any arbitration proceedings with respect to the amount of such claims commenced in accordance with Section 2.02(b) hereof) is greater than $5,000,000 and, within five Business Days after the Purchaser has delivered to the Vista Parties the first Purchaser Claims Notice which causes the aggregate amount of all such Purchaser Claims (as so adjusted) to exceed $5,000,000, the Purchaser has not notified the Vista Parties that it is terminating this Agreement pursuant to Section 8.01(d)(xi) hereof or (b) the Purchaser fails to deliver a Purchaser Claims Notice to the Vista Parties in accordance with Section 6.09(c) hereof, the "Termination Threshold" shall be $10,000,000.

             "Third Party" means any Person other than the Vista Parties or the Purchaser or any of their respective Affiliates.

             "Time of Mailing" means the time the Disclosure Statement (or any supplement thereto) is mailed to the holders of Existing Securities.

             "Title Policies" has the meaning set forth in Section 6.06 hereof.

             "Topping Offer" has the meaning set forth in Section 6.02(a) hereof.

             "Topping Offer Amount" means the amount of the consideration attributable to the Existing Securities specified in the most recent Topping Offer delivered by the Purchaser to the Company pursuant to Section 6.02(a) hereof. For purposes of this definition, if the most recent Topping Offer delivered by the Purchaser to the Company states that the Purchaser is willing to amend the terms of this Agreement to increase the Base Amount, the "amount of the consideration attributable to the Existing Securities" shall be the Base Amount proposed in such offer.

             "Total Distributable Units Value" means an amount equal to one-half of the result obtained by multiplying (i) the Agreeing Holders Fraction by (ii) the excess of (a) $8,920,000 (provided, however, that if the Filing Date occurs prior to or on August 18, 1995, such amount shall be $9,120,000) over (b) 58.99% of the Excess Purchaser Claims Amount.

             "Total Purchased Units Value" means an amount equal to 98% of the Total Distributable Units Value.

             "Unit" means a non-detachable unit consisting of one share of Common Stock and one share of Series A Preferred Stock.

             "Vista Parties" means the Company and the Partners.


                                  ARTICLE II.

                        PURCHASE AND SALE OF SECURITIES;
                                  THE CLOSING;
                          CERTAIN POST-CLOSING MATTERS

             SECTION 2.01.    Purchase and Sale of Securities.

             (a) Upon the terms and subject to the conditions set forth herein, on the Closing Date (and, to the extent provided in Section 2.05 hereof, on such later date or dates as are specified therein), the Company shall issue, sell, transfer and deliver to the Purchaser the Purchased Stock, free and clear of all Encumbrances, and the Purchaser shall acquire and accept the Purchased Stock from the Company.

             (b) Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Designated Partners shall sell, transfer, assign and deliver to the Purchaser the Purchased Partnership Interests, free and clear of all Encumbrances other than those arising under the express terms of the Partnership Agreement, and the Purchaser will acquire and accept the Purchased Partnership Interests from the Partners.

             SECTION 2.02.    Purchase Price; Escrow Arrangements.

             (a) The Purchaser has delivered $1,000,000 in cash (the "Initial Earnest Money Deposit") to the Earnest Money Escrow Agent as the initial deposit under the Earnest Money Escrow Agreement. The Earnest Money Escrow Agent shall be permitted to invest and reinvest the funds held by it under the Earnest Money Escrow Agreement in the manner contemplated thereby; provided, however, that the Purchaser shall promptly replace any monies lost through any investment made during the period in which the Earnest Money Escrow Agreement remains in effect if the loss of such monies would otherwise cause the aggregate amount of funds held or invested pursuant to such agreement to be less than the amount of the Initial Earnest Money Deposit.

             (b) From time to time after the date hereof, the Purchaser may deliver to the Vista Parties one or more written notices (each, a "Purchaser Claims Notice") setting forth its determination as to the amount of any Purchaser Claims which have been incurred by or imposed on the Purchaser or any of the Vista Parties prior to or on the date of such notice or which are more likely than not to be incurred by or imposed on any of them at any time after such date, together with a brief statement as to the basis for such determination; provided, however, that no such notice shall be delivered by the Purchaser later than one full Business Day prior to the day upon which the hearing before the Bankruptcy Court with respect to the confirmation of the Reorganization Plan is concluded. The Vista Parties may dispute any determination set forth in a Purchaser Claims Notice if, and only if, within five Business Days after receipt of such notice, the Vista Parties submit such dispute to arbitration in accordance with the provisions of Appendix A hereto. As used herein, the term "Purchaser Claims Amount" means the aggregate amount of Purchaser Claims which have been incurred by or imposed on the Purchaser or any of the Vista Parties or which are more likely than not to be incurred by or imposed on any of them at any time, as set forth in one or more Purchaser Claims Notices (if and to the extent that the Vista Parties do not elect to dispute the determination by the Purchaser of such amounts) or as determined by arbitration in accordance with the provisions of Appendix A hereto (if and to the extent that the Vista Parties do elect to dispute the determination by the Purchaser of such amounts).

             (c) As full consideration for the issuance, sale, transfer and delivery to the Purchaser of the Purchased Securities, on the Closing Date, the Purchaser (i) shall pay to the Disbursing Agent an amount in cash equal to the Closing Payment and (ii) shall take all action on its part required to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Disbursing Agent.

             SECTION 2.03. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Suite 800, Dallas, Texas 75201, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, but in no event earlier than the first Business Day after the first Court Day which is at least ten days after the date on which the Reorganization Plan is confirmed by the Bankruptcy Court (or on such other date as shall be mutually agreed upon by the parties in writing).

             SECTION 2.04.    Closing Deliveries; Certain Actions.

             (a) At the Closing, the Vista Parties shall deliver, or cause to be delivered, to the Purchaser each of the following:

                     (i) a copy of the Confirmation Order, certified by the clerk of the Bankruptcy Court;

                     (ii) certificates, in definitive form, dated the Closing Date and registered in the name of the Purchaser, evidencing the Units to be issued to the Purchaser on the Closing Date pursuant to paragraph (e) below;

                     (iii) a certificate or certificates, in definitive form, dated the Closing Date and registered in the name of the Purchaser, evidencing the Purchased Series B Preferred Shares;

                     (iv) such instrument or instruments of assignment, dated the Closing Date, as are required in order to effect the sale, transfer, assignment and delivery of the Purchased Partnership Interests to the Purchaser, duly executed by the Designated Partners;

                     (v) the officers' certificate referred to in Section 7.01(b) hereof; and

                     (vi) the opinion of Hughes & Luce, L.L.P. referred to in Section 7.01(n) hereof.

             (b) At the Closing, the Purchaser shall deliver to the Disbursing Agent immediately available funds in the amount of the Closing Payment (by wire transfer to such account as the Disbursing Agent shall have designated in writing at least two Business Days prior to the Closing Date).

             (c) At the Closing, the Purchaser and the Vista Parties shall take such action as is necessary in order to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Disbursing Agent (by wire transfer to such account as the Disbursing Agent shall have designated in writing at least two Business Days prior to the Closing Date).

             (d) At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Vista Parties each of the following:

                     (i) the officers' certificate referred to in Section 7.02(a) hereof; and

                     (ii)     the opinion of Raymond G. Smerge referred to in
             Section 7.02(g) hereof.

             (e) On the Closing Date, the Company (i) shall issue and deliver to the Disbursing Agent certificates evidencing the number of Units that are issuable on such date pursuant to the Reorganization Plan to Agreeing Holders who have satisfied all of the conditions precedent to the issuance of Units to such holders set forth therein and (ii) shall issue and deliver to the Purchaser certificates evidencing a number of Units equal to 98% of the number of Units issued by the Company to the Disbursing Agent pursuant to clause (i) above.

             SECTION 2.05. Issuance of Additional Units. From time to time after the Closing Date, the Company (i) shall issue and deliver to the Disbursing Agent certificates evidencing a number of Units equal to the excess, if any, of (A) the number of Units that have been issued or are issuable pursuant to the Reorganization Plan to Agreeing Holders who have satisfied all of the conditions precedent to the issuance of Units to such holders set forth therein over (B) the number of Units previously issued by the Company to the Disbursing Agent for distribution to the Agreeing Holders pursuant to the Reorganization Plan and (ii) shall issue and deliver to the Purchaser certificates evidencing a number of Units equal to 98% of the number of Units issued by the Company to the Disbursing Agent pursuant to clause (i) above.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                              OF THE VISTA PARTIES

             The Vista Parties hereby jointly and severally represent and warrant to the Purchaser as follows:

             SECTION 3.01. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 3.01 hereto sets forth a correct and complete list of all such jurisdictions in which the Company is duly qualified to transact business as a foreign corporation. The Company has heretofore furnished the Purchaser with a correct and complete copy of its Charter and Bylaws.

             SECTION 3.02.    Authority; Binding Effect.

             (a) The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings or shareholder actions (other than the Reorganization Solicitation) on the part of or with respect to the Company are necessary to authorize this Agreement, the performance by the Company of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof.

             (b) Each of the Partners has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of the Partners of this Agreement have been duly and validly authorized by all necessary corporate action on the part of each of them, and no other corporate proceedings or actions on the part of any of the Partners are necessary to authorize this Agreement, the performance by the Partners of their obligations hereunder or the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Partners and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with the terms hereof.

             SECTION 3.03.    Absence of Conflicts.

             (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not
(i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Company or any Subsidiary, (ii) except as set forth in Schedule 3.03(a) hereto, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Company or any Subsidiary is a party or by which its properties or assets are or may be bound,
(iii) assuming that the filings and Consents referred to in Section 3.04(a) are made or obtained, conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or their respective properties or assets or (iv) result in the creation of, or impose on the Company or any Subsidiary the obligation to create, any Lien upon the properties or assets of the Company, except any of the matters referred to in clause (ii), (iii) or (iv) of this Section 3.03(a) which (A) could not be reasonably expected to have a Material Adverse Effect or (B) could not prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement.

             (b) The execution and delivery by the Partners of this Agreement, the performance by each of them of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not
(i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of any Partner, (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which any Partner is a party or by which its properties or assets are or may be bound, (iii) assuming that the filings and Consents referred to in Section

3.04(b) are made or obtained, conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to any Partner or its properties or assets or
(iv) result in the creation of, or impose on any Partner the obligation to create, any Lien upon the properties or assets of such Partner, except any of the matters referred to in clause (ii), (iii) or (iv) of this Section 3.03(b) which (A) could not be reasonably expected to have a Material Adverse Effect or
(B) could not prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement.

             SECTION 3.04.    Governmental Consents and Filings.

             (a) There is no requirement applicable to the Company to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Company of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except for (i) the filing by the Purchaser and the Company of premerger notification with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (ii) filings by the Company required under the Exchange Act in connection with the Reorganization Solicitation, (iii) the Confirmation Order and any other notices, motions or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder, and (iv) filings by the Company under the Nevada Act which are contemplated by Sections 7.01(l) and (m). No state takeover, business combination or control share acquisition statute or other similar statute or regulation prohibits, restrains or restricts the Stock Acquisition.

             (b) There is no requirement applicable to any of the Partners to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by such Partner of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except for the Confirmation Order and any other notices, motions or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder. No state takeover, business combination or control share acquisition statute or other similar statute or regulation prohibits, restrains or restricts the Partnership Interest Acquisition.

             SECTION 3.05.    Capitalization.

             (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 9,050,000 shares of Existing Class A Common Stock, of which 4,050,000 shares are issued and outstanding and no shares are held in the treasury of the Company, and (ii) 950,000 shares of Existing Class B Common Stock, of which 950,000 shares are issued and outstanding and no shares are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Company have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company of any shares of its capital stock or other equity securities have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. Except as set forth above, there are no shares of capital stock or other equity securities of the Company outstanding. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or may be obligated to issue or sell any issued or unissued shares of its capital stock or other equity securities or to purchase or redeem any shares of its capital stock or other equity securities or (except for the stock appreciation rights set forth on Schedule 3.05(a) hereto) make any other payments in respect thereof, and there are no shares of its capital stock or other equity securities reserved for issuance for any purpose.

             (b) As of the Closing Date, after giving effect to the Reorganization Transactions, the authorized capital stock of the Company will consist of such number of shares of Series A Preferred Stock, Series B Preferred Stock, Class A Common Stock and Class B Common Stock as are agreed to by the Company and the Purchaser. As of the Closing Date, the outstanding capital stock of the Company will consist of the Distributable Units, the Purchased Units and the Series B Preferred Shares to be issued on such date in accordance with the provisions of Article II hereof, and no shares of capital stock of any class will be held in the treasury of the Company. As of the Closing Date, the shares of capital stock of the Company to be issued in connection with the Reorganization Transactions will have been duly authorized and will be validly issued, fully paid and nonassessable. None of the shares of capital stock of the Company to be issued in connection with the Reorganization Transactions will be issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company of any shares of its capital stock or other equity securities made prior to or on the Closing Date, whether in connection with the Reorganization Transactions or otherwise, will be made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. Except as set forth above, as of the Closing Date, after giving effect to the Reorganization Transactions, there will be no shares of capital stock or other equity securities of the Company outstanding. As of the Closing Date, after giving effect to the Reorganization Transactions, there will be no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company will or may be obligated to issue or sell any issued or unissued shares of its capital stock or other equity securities or to purchase or redeem any shares of its capital stock or other equity securities or make any other payments in respect thereof, and there will be no shares of its capital stock or other equity securities reserved for issuance for any purpose.

             SECTION 3.06.    Subsidiaries.

             (a) Schedule 3.06(a) hereto sets forth (i) the name of each Subsidiary, (ii) the jurisdiction of incorporation or formation of each Subsidiary, (iii) the authorized, issued and outstanding capital stock or other equity securities of, or ownership interests in, each Subsidiary and (ii) the names of the stockholders, equity holders or holders of ownership interests in each Subsidiary. Except as set forth in Schedule 3.06(a) hereto, the Company does not own, directly or indirectly, or having voting rights with respect to, any capital stock or other equity securities of, or other ownership interests in, any corporation, partnership or other Person or have any direct or indirect interest in any business.

             (b) Each Subsidiary (other than the Partnership) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Each Subsidiary (other than the Partnership) is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company will have furnished the Purchaser with a correct and complete copy of the Charter and Bylaws of each Subsidiary (other than the Partnership) prior to or on the Schedule Delivery Date.

             (c) The Partnership is a general partnership duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Partnership will have furnished the Purchaser with a correct and complete copy of the Partnership Agreement prior to or on the Schedule Delivery Date.

             (d) Except as set forth in Schedule 3.06(d) hereto, all of the issued and outstanding shares of capital stock or other equity securities of, or ownership interests in, each Subsidiary (i) have been duly authorized, (ii) are validly issued, (ii) are (in the case of shares of capital stock) fully paid and nonassessable or (in the case of partnership interests) not subject to any current or future capital calls (except, in the case of the Partnership, as provided in the Partnership Agreement) and (iii) are owned by the Company, directly or indirectly, free and clear of all Encumbrances. None of the issued and outstanding shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company or any Subsidiary of any shares of the capital stock or other equity securities of, or other ownership interests in, any Subsidiary have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company or any Subsidiary is or may be obligated to issue or sell any issued or unissued shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary or to purchase or redeem any shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary or make any other payments in respect thereof, and there are no shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary reserved for issuance for any purpose.

             SECTION 3.07. Commission Reports. The Company has filed all reports, statements, forms and other documents required to be filed with the Commission since January 31, 1992 (collectively, the "Commission Reports"), all of which complied as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and all applicable rules and regulations thereunder. None of the Commission Reports contained as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             SECTION 3.08. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Commission Reports (the "Company Financial Statements") was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), is in accordance with and accurately based upon the books and records of the Company and fairly presents the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows of the Company and its Subsidiaries for the periods indicated.

             SECTION 3.09. Absence of Undisclosed Liabilities. As of September 30, 1994, there were no liabilities or obligations of the Company or any of its Subsidiaries of a type required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except as set forth on Schedule 3.09 hereto and on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1994 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q relating to the fiscal quarter then ended (the "Latest Balance Sheet"). Since the date of the Latest Balance Sheet, the Company has not incurred any liabilities or obligations of a type required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except as set forth on Schedule 3.09 hereto and except for liabilities and obligations incurred in the ordinary course of business after September 30, 1994 which would not have a Material Adverse Effect.

             SECTION 3.10. Absence of Certain Changes or Events. Since June 30, 1994, except as set forth in Schedule 3.10 hereto or in the Commission Reports filed during the period after that date and prior to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and regular course and in a manner consistent with past practice, and there has not been (a) any Material Adverse Change or any event, occurrence or development that will result in or could reasonably be expected to result in a Material Adverse Change, including any such event, occurrence or development described in the following clauses (i), (ii), (iii),
(iv), (vii), (viii), (ix) or (x), or (b) any event, occurrence or development described in the following clauses (v), (vi), (xi), (xii), (xiii) or (xiv), whether or not it will result in or could reasonably be expected to result in a Material Adverse Change: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any properties or assets of the Company or any Subsidiary, (ii) any creation or imposition of any Lien with respect to any properties or assets of the Company or any Subsidiary, (iii) any revocation or termination, or any notice of revocation or termination, of any Consents,
(iv) any change in the relationships between the Company or any Subsidiary on the one hand and any developers, suppliers, insurers or other Persons with whom they have business relationships, (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any redemption, purchase or other acquisition of any of the capital stock or other securities of the Company, (vi) any sale, lease, transfer or other disposition of any properties or assets of the Company or any Subsidiary, except for Real Property sold, transferred or disposed of in the ordinary and regular course of business,
(vii) except as contemplated by this Agreement, any entry into any Contract or transaction (including, but not limited to, any borrowing, issuance of notes or other securities, capital expenditure or sale of assets) other than in the ordinary and regular course of business, (viii) any entry into any Contract between the Company or any Subsidiary on the one hand and any of their respective directors, officers or key employees on the other hand providing for the employment of any director, officer or key employee or any increase in the compensation, severance or termination benefits payable or to become payable by the Company or any Subsidiary to any such director, officer or key employee, or the making of any loan to or entry into any other material transaction or arrangement with any such director, officer or key employee; (ix) any increase in the benefits payable by the Company or any Subsidiary under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, program or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary, (x) any labor dispute, (xi) any change by the Company in its accounting principles, methods or practices, except for any changes required by law or as a result of any mandatory change in accounting standards, (xii) any revaluation by the Company of any of its properties or assets, including, but not limited to, writing down the value of any Real Property or writing off any notes or accounts receivable, (xiii) any action or omission on the part of the Company or any Subsidiary that, if taken or omitted to be taken after the date hereof, would cause a breach or violation of the covenants set forth in Section 6.01 hereof or (xiv) any agreement or commitment to do any of the foregoing.

             SECTION 3.11.    Purchased Securities.

             (a) The issuance and sale of the Purchased Stock to the Purchaser has been duly authorized by all necessary corporate action on the part of the Company and, assuming entry of the Confirmation Order, the Purchased Stock, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

             (b) The Purchased Partnership Interests have been duly authorized by all necessary partnership action on the part of the Partnership and all necessary action on the part of the Partners and are validly issued and are not subject to any current or future capital calls under the terms of the Partnership Agreement. Assuming entry of the Confirmation Order, upon the sale, transfer, assignment and delivery of the Purchased Partnership Interests to the Purchaser pursuant to this Agreement, good and marketable title thereto will pass to the Purchaser, free and clear of all Encumbrances, other than those arising under the express terms of the Partnership Agreement.

             SECTION 3.12. Reorganization Plan. The Board of Directors of the Company has unanimously determined to propose a plan of reorganization (the "Reorganization Plan") which will provide for, among other things, (i) the Stock Acquisition, (ii) the Partnership Interest Acquisition, (iii) the distribution of certain amounts in cash to the holders of Existing Notes and
(iv) the distribution of certain amounts in cash or Distributable Units to the holders of Existing Common Stock (collectively, the "Reorganization Transactions"). The Board of Directors has further unanimously determined to recommend acceptance of the Reorganization Plan by the holders of the Existing Securities.

             SECTION 3.13. Disclosure Statement. The Disclosure Statement shall comply at all relevant times with the applicable requirements of the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder. The Disclosure Statement shall not
(i) at any Time of Mailing, (ii) on the date of the confirmation of the Reorganization Plan by the Bankruptcy Court or (iii) on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to any information included in the Disclosure Statement that was furnished by the Purchaser to the Company in writing expressly for use therein.

             SECTION 3.14.    Real Property.

             (a) Schedule 3.14(a) hereto identifies the Real Property by each lot, parcel and tract of land constituting the same and contains a full, complete and accurate legal description of each such lot, parcel and tract of land.

             (b) Schedule 3.14(b) hereto identifies every lot, parcel and tract of land constituting the Developed Property and contains (i) a description of the status of completion of the development of each such lot, parcel and tract, including the status of construction of the Improvements, if any, being constructed thereon, (ii) the budgeted current estimate of costs of the Company for the completion of the development of each such lot, parcel and tract and the construction of the Improvements, if any, being constructed thereon, (iii) every material obligation or commitment of the Company or any Subsidiary to construct, maintain, repair, or pay for the construction, maintenance or repair of improvements located on or associated with properties sold, conveyed, dedicated or otherwise transferred by the Company or any Subsidiary prior to the date hereof, whether arising by contract, assessment, governmental action or otherwise.

             (c) The Company and its Subsidiaries have good and valid fee simple title to the Real Property which satisfies the conventional standards for marketability or indefeasibility customarily recognized in the states in which each lot, parcel or tract constituting the Real Property is situated, free and clear of any Encumbrances, other than the Permitted Encumbrances.

             (d) Except for the Permitted Encumbrances and except as set forth in Schedule 3.14(d) hereto, no lot, parcel or tract of land constituting the Real Property (i) serves any adjoining property to any extent (except for normal utility or drainage easements which could not reasonably be expected to affect in any material respect the use, occupancy, value or marketability of any such lot, parcel or tract of land) or (ii) is located in any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Protection Act of 1973 or otherwise constituting a flood plain.

             (e) Except as set forth in Schedule 3.14(e), each lot, parcel or tract constituting the Real Property adjoins and has full, free and adequate access to and from public highways and roads, and the Vista Parties have no knowledge of any fact, event or development which could result in the termination of such access.

             (f) There is (i) to the knowledge of the Vista Parties, no proposed public improvement which may involve the creation or imposition of any Encumbrance on any lot, parcel or tract of land constituting the Real Property,
(ii) no existing or, to the knowledge of the Vista Parties, proposed plan to modify or realign any street or highway or existing, proposed or overtly threatened eminent domain, condemnation or similar proceeding which could result in the taking of all or any part of a lot, parcel or tract of land constituting the Real Property or which (in the case of any lot, parcel or tract included in the Developed Property) could affect the current or planned use of the Real Property, (iii) no pending or overtly threatened condemnation proceeding affecting all or any portion of the Real Property or any proposed termination or impairment of any parking at any such Real Property, (iv) no contemplated sale of any Real Property in lieu of condemnation, (v) no pending or overtly threatened federal forfeiture proceeding with respect to any lot, parcel or tract of land constituting the Real Property and (vi) no other action, suit or proceeding pending or overtly threatened before any federal or state court or other Governmental Authority relating to or affecting any lot, parcel or tract of land constituting the Real Property or affecting the use, occupancy, value or marketability thereof.

             (g) Except as set forth in Schedule 3.14(g) hereto, the buildings, improvements and other facilities located within the boundary lines of any lot, parcel or tract constituting the Real Property (collectively, the "Improvements"), other than those owned and used exclusively by any public utility or other third party, (i) are not in violation of any applicable setback requirements or zoning laws or ordinances, (ii) are not subject to any "permitted non-conforming use" or "permitted non-conforming structure" classifications or any similar classifications under any applicable setback requirements or zoning laws or ordinances, (iii) do not violate any agreements, restrictions or easements affecting any applicable portion of the Real Property and (iv) do not encroach on any easements affecting such lots, parcels or tracts of land constituting the Real Property.

             (h) All Improvements, other than those owned and used exclusively by any public utility or other third party, (i) have received all material licenses, permits, approvals and other authorizations required in connection with the ownership or use thereof, all of which licenses, permits, approvals and other authorizations are in full force and effect, (ii) are being occupied, operated and maintained in all material respects in accordance with all applicable laws, ordinances, statutes, rules and regulations (including but not limited to, Environmental Laws) of any Governmental Authority, (iii) are supplied with all utilities and other services necessary for the use thereof at full capacity for purposes of the operations currently conducted therein or contemplated therefor (including, but not limited to, gas, electricity, water, telephone, sanitary sewer and storm sewer) and the Vista Parties have no knowledge of any factor or condition that could reasonably be expected to result in the termination or material impairment thereof and (iv) are in good condition and repair and are suitable for the purposes for which they are being used. All components of the Improvements, including without limitation the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, sewer and storm water systems and facilities included therein are in good working order and repair. No Improvement or portion thereof is dependent for its access on any land not included on the lot upon which it is situated. No Improvement has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

             (i) Except as set forth in Schedule 3.14(i) hereto, the Vista Parties have no knowledge of any fact, condition or impediment which would or could reasonably be expected to prevent the owner of a lot, parcel or tract of land constituting the Real Property from obtaining, without incurring any unusual cost or expense, all necessary building permits for the construction of the Improvements upon such Real Property, other than normal and customary conditions imposed by Governmental Authorities or recorded restrictive covenants in favor of property owner associations.

             (j) Except as set forth in Schedule 3.14(j) hereto, no commitments have been made to any Governmental Authority or to any other organization, group or individual which would impose an obligation upon any owner of a lot, parcel or tract of land constituting the Real Property to make any contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any improvements upon or in the vicinity of such lot, parcel or tract of land, and no Governmental Authority has imposed any requirement that any developer or owner of such lot, parcel or tract of land pay directly or indirectly any special fees or contributions or incur any expenses or obligations whatsoever in connection with any development or ownership thereof.

             (k) Except as set forth in Schedule 3.14(k) there are no leases, subleases, licenses, concessions or other agreements, whether written or oral, granting to any Person any right to use or occupy any portion of a lot, parcel or tract of land constituting the Real Property.

             (l) Schedule 3.14(l) hereto is a complete listing of any and all contracts or agreements entered into by the Company or, to the knowledge of the Vista Parties, by the Company's predecessors-in-interest currently affecting all or any portion of the Real Property, including, without limitation, construction contracts, contracts of sale and/or purchase, brokerage agreements, service contracts, landscape contracts, utility contracts and all other agreements that affect or relate to the use, ownership, construction, service, management, development or sale of all or any portion of the Real Property (collectively, the "Property Agreements"), other than Property Agreements which provide for aggregate payments of less than $15,000 in any year, are terminable by the Company without penalty on not more than 90 days' notice and could not reasonably be expected to impair in any material respect the use, occupancy, value or marketability thereof. Copies of all of the Property Agreements required to be listed in Schedule 3.14(l) hereto have been provided or made available to the Purchaser. The Company has complied in all materials respects with each and every undertaking, covenant and obligation under the Property Agreements and no state of facts exist that, with the passage of time or the giving of notice or both, constitute a breach or default by the Company or, to the knowledge of the Vista Parties, the other party thereto under the Property Agreements. Except as set forth in Schedule 3.14(l), there are no contracts of sale or outstanding options, rights of first refusal or similar rights to purchase any lot, parcel or tract included in the Real Property, or any portion thereof or interest therein.

             (m) Except as set forth on Schedule 3.14(m) hereto, there are no Persons (other than the Company and its Subsidiaries) in possession of any portion of any lot, parcel or tract of land included in the Real Property, whether as lessees, tenants at will or at sufferance, trespassers or otherwise.

             (n) Schedule 3.14(n) is a complete, true and correct listing of all approvals in effect or applied for by the Company or any Subsidiary relating to the subdivision or development of, or construction on, the Real Property. The Company agrees to either deliver to Purchaser or make available to the Purchaser all licenses, permits, authorizations and approvals (including, without limitation, all legislative, and quasi-adjudicatory and ministerial approvals relating to the development and use of the Real Property, such as general plan amendments, specific plans, rezoning approvals, site plan approvals and subdivision maps) or similar documents in effect or applied for which are or would be issued by any governmental or quasi-governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the current or contemplated use of the Real Property (the "Real Property Permits"). The Company has paid for all Real Property Permits. To the knowledge of the Vista Parties, no additional discretionary permits or amendments to the Real Property Permits are required for the current or contemplated use of the Real Property and all improvements thereon, or off-site improvements required to be constructed in connection therewith, comply with the terms and conditions of the Permits.

             (o) Schedule 3.14(o) hereto is a true, correct and complete listing of all guarantees and warranties issued or made or assignable to the Company in connection with the construction, improvement, alteration or repair of the Real Property.

             (p) At all times from the date hereof to the Closing Date, the Company and its Subsidiaries shall maintain in full force, fire and extended coverage insurance upon the Improvements with respect to damage to property occurring on the Real Property in such amounts and with such deductibles as maintained by the Company and its Subsidiaries on the date hereof.

             (q) Except as set forth in the Title Commitments but which will be insured, bonded or endorsed around at the Company's sole cost and expense, there has been no material or labor furnished to or on the Real Property for which payment has not been made, there are no mechanic's or materialman's liens or claims filed against the Real Property and the Company has received no notices of any claims of non-payment or claims of liens by any contractors, subcontractors, suppliers, mechanics, materialmen or artisans with respect to any work performed on or materials furnished to the Real Property.

             (r) To the knowledge of the Vista Parties, there are no taxes, assessments or levies of any type whatsoever that will be or are contemplated to be imposed upon and collected from the Real Property arising out of or in connection with the present ownership and operation or development of the Real Property, or any public improvements in the general vicinity of the Real Property, other than as may be reflected in the Permitted Encumbrances or ad valorem taxes, standby fees, front foot benefit charges, unitary assessments or other fees or assessments imposed by Governmental Authorities, quasi-governmental agencies or property owners' associations for provision of utility services applicable to the Real Property for the fiscal year in which the Closing occurs payable to the state, county, school district, and city in which the Real Property is situated.

             (s) Except as heretofore disclosed to the Purchaser in writing, the Vista Parties have no knowledge of any proposed or contemplated change in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions or any other fact, event or development affecting any lot, parcel or tract of land constituting the Real Property which is not specifically addressed in paragraphs (a) through (r) above and which will or could reasonably be expected to impair in any material respect the use, occupancy, value or marketability thereof or prevent or impede the development thereof. There is no material adverse fact or condition known by the Vista Parties relating to the condition, repair, value, expense of uncompleted construction or development which has not been specifically disclosed in writing by the Company to Purchaser.

             (t) Except as set forth in Schedule 3.14(t) hereto, to the knowledge of the Vista Parties, no lot, parcel or tract of land constituting the Real Property is currently classified or regulated (or is under investigation by any Governmental Authority) as wetlands or an endangered habitat or is currently affected by endangered species under federal, state, local or foreign laws (including common law), statutes, codes, ordinances, rules or regulations, including, without limitation, Environmental Laws.

             SECTION 3.15.    Contracts.

             (a) Schedule 3.15(a) hereto contains a correct and complete list of each of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are or may be bound:

                     (i) all employment, agency, consultation or representation Contracts or other Contracts of any type with any present officer, director, employee, agent, consultant or other similar representative of the Company or any Subsidiary (or former officer, director, employee, agent, consultant or similar representative of the Company or any Subsidiary, if there exists any present or future liability with respect to such Contract, whether now existing or contingent), other than (a) "at will" employment Contracts and (b) any Contract with a consultant or similar representative which provides for aggregate payments by the Company or any Subsidiary of less than $15,000 per annum and is terminable by the Company or any Subsidiary without penalty on not more than 90 days' notice;

                     (ii) all Contracts containing any provision or covenant limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with or to obtain products or services from any Person;

                     (iii)    all partnership, joint venture or similar
             Contracts;

                     (iv) all Contracts relating to the borrowing of money by the Company or any Subsidiary or providing for any direct or indirect guarantee by the Company or any Subsidiary of any indebtedness of any other Person;

                     (v) all Contracts which by their terms provide for the creation, existence or maintenance of a Lien on any properties or assets of the Company or any Subsidiary;

                     (vi) all leases or subleases of Real Property and all other leases, subleases or rental or use Contracts, other than any such leases, subleases or Contracts which provide for aggregate payments by the Company or any Subsidiary of less than $15,000 in any year and are terminable by the Company or any Subsidiary without penalty on not more than 90 days' notice;

                     (vii) all Contracts that involve the disposition or acquisition by the Company or any Subsidiary after the date hereof of any material properties or assets not in the ordinary and regular course of business and in a manner consistent with past practice;

                     (viii) all Contracts (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among the Company or any Subsidiary on the one hand and any of their respective Affiliates (other than direct or indirect wholly owned Subsidiaries of the Company) on the other hand;

                     (ix) all outstanding proxies, powers of attorney or similar delegations of authority of the Company or any Subsidiary;

                     (x) all Contracts containing any "change of control" provision or agreement;

                     (xi) all Contracts that involve the payment or potential payment by or to the Company or any Subsidiary of aggregate amounts exceeding $15,000 in any year, other than Contracts which are terminable by the Company without penalty on not more than 90 days' notice; and

                     (xii) all other Contracts that are material to the Company or any Subsidiary or that could prevent, impede or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

             (b) Prior to or on the Schedule Delivery Date, the Company will have provided or made available to the Purchaser correct and complete copies of all of the Contracts identified or required to be identified in
Schedule 3.15(a) hereto or (in the case of oral Contracts) written descriptions of all of the material terms thereof.

             (c)     Each Contract identified or required to be identified on
Schedule 3.15(a) hereto is in full force and effect and constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. To the knowledge of the Vista Parties, each such Contract is a legal, valid and binding obligation of each other party thereto and is enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application relating to creditors' rights and to general principles of equity. Neither the Company nor (to the knowledge of the Vista Parties) any other party to any such Contract is in violation or breach of or default under any such Contract, except any violation, breach or default which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15(c) hereto and except for any such provision which could not be reasonably expected to have a Material Adverse Effect, no such Contract contains any provision which prohibits or restricts, or provides that the other party thereto may terminate such Contract in the event or by reason of, the transactions contemplated by this Agreement, or contains any other provision that would be altered or otherwise become applicable by reason of such transactions.

             SECTION 3.16. Litigation. Except as set forth in Schedule 3.16 hereto, there is no action, suit, inquiry, investigation or other proceeding pending or threatened against or affecting the Company or any Subsidiary or any of their respective properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority
(i) which could reasonably be expected to have a Material Adverse Effect or
(ii) which questions or seeks to enjoin or prevent or which could otherwise be reasonably expected to affect in any material respect the transactions contemplated by this Agreement.

             SECTION 3.17. Compliance with Laws and Other Requirements. Except as set forth on Schedule 3.17, neither the Company nor any Subsidiary is in breach or violation of, or default under, any provision of its Charter or Bylaws, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which it is a party or by which its properties or assets are or may be bound or, any term of any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to it or its properties or assets, except for any breach, violation or default which (i) could not reasonably be expected to have a Material Adverse Effect and (ii) could not prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement. The Vista Parties do not know of any proposed law, ordinance, statute, rule or regulation of any Governmental Authority which, if enacted or promulgated, could be reasonably expected to have a Material Adverse Effect.

             SECTION 3.18.    Environmental Matters.

             (a) The facilities and property presently owned or leased by the Company or any Subsidiary have been, and continue to be, owned or leased (as the case may be) and operated by the Company or such Subsidiary in compliance in all material respects with all applicable Environmental Laws. All facilities and property leased by the Company or any Subsidiary are identified on Schedule 3.18(a) hereto. To the knowledge of the Vista Parties, there are no circumstances that could reasonably be expected to prevent or interfere with compliance by the Company or any Subsidiary with any applicable Environmental Laws in the foreseeable future.

             (b) Except as set forth in Schedule 3.18(b) hereto, neither the Company nor any Subsidiary has received notice from any Person of any pending or threatened claims, complaints or requests for information with respect to any Environmental Claim, including, but not limited to, any such claim relating an alleged violation of any Environmental Laws.

             (c) There is no Environmental Claim pending or overtly threatened against or affecting the Company or any Subsidiary or, to the knowledge of the Vista Parties, any Person whose liability for such an Environmental Claim the Company or any Subsidiary has or may have retained or assumed either contractually or by operation of law.

             (d) Except as set forth in Schedule 3.18(d) hereto, there are no past or present actions, activities, circumstances, conditions, events or incidents (including, but not limited to, the release, emission, discharge, presence, or disposal of any Hazardous Materials) that will or could reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary or, to the knowledge of the Vista Parties, any Person whose liability for such an Environmental Claim the Company or any Subsidiary has or may have retained or assumed either contractually or by operation of law.

             (e) Schedule 3.18(e) hereto identifies all Permits, certifications, consents, exemptions and other authorizations currently held by the Company or any Subsidiary pursuant to any applicable Environmental Laws. The Company and its Subsidiaries are in compliance in all material respects with the terms of all such Permits, consents, certifications, exemptions and other authorizations.

             (f) Neither the Company nor any Subsidiary has received notice that property presently owned or leased, or previously owned or leased, by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List created pursuant to CERCLA, or on the CERCLIS or any similar state, local or other list of sites potentially requiring investigation or cleanup.

             (g) Neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Materials to any location which is listed on the National Priorities List, the CERCLIS or any similar state list, nor have any of them received notice of pending or threatened claims as a result of transporting or arranging to transport Hazardous Materials to any location.

             (h) Schedule 3.18(h) hereto identifies (i) all underground and aboveground storage tanks, and the capacity and contents of such tanks, located on property owned by the Company or any Subsidiary and (ii) to the knowledge of the Vista Parties, all underground and aboveground storage tanks, and the capacity and contents of such tanks, located on property leased by the Company or any Subsidiary.

             (i) There is no asbestos contained in or forming part of any building, building component, structure or office space owned by the Company or any Subsidiary, nor is there any asbestos stored, disposed of or otherwise present at any property owned by the Company or any Subsidiary. To the knowledge of the Vista Parties, there is no asbestos contained in or forming part of any building, building component, structure or office space leased by the Company or any Subsidiary, nor is there any asbestos stored, disposed of or otherwise present at any property leased by the Company or any Subsidiary.

             (j) No polychlorinated biphenyls (PCBs) are used, disposed of, stored or otherwise present at any property owned by the Company or any Subsidiary. To the knowledge of the Vista Parties, no PCBs are used, disposed of, stored or otherwise present at any property leased by the Company or any Subsidiary.

             (k) Except as set forth in Schedule 3.18(k) hereto, to the knowledge of the Vista Parties, there is no past or present release, emission, discharge, presence or disposal of any Hazardous Materials within 1,000 feet of any property owned by the Company or any Subsidiary that could reasonably be expected to affect the current or planned use, value or marketability of such property.

             (l) All reports and studies (including, but not limited to, any site assessments or compliance audit reports) obtained or prepared by or on behalf of the Company or any Subsidiary with respect to any of the matters referred to in paragraphs (a) through (k) above are identified in Schedule 3.18(l) hereto. Prior to or on the Schedule Delivery Date, the Company will have provided to the Purchaser correct and complete copies of all such reports and studies.

             SECTION 3.19.    Taxes.  Except as set forth in Schedule 3.19:

             (a) All Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income or other items of, the Company or any Subsidiary have been or will be filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority). Such Tax Returns accurately and completely set forth or will accurately and completely set forth in all material respects all liabilities for Taxes (if any) and any other items (including, but not limited to, items of income, gain, loss, deduction and credit) required (under applicable tax law) to be reflected or included in such Tax Returns.

             (b) The Company and each Subsidiary has paid or will pay, on a timely basis, all Taxes of the Company and each such Subsidiary that are due on or before the Closing Date (including, but not limited to, Taxes shown to be due on the Tax Returns described in the preceding paragraph), except those Taxes that are being disputed in good faith and for which adequate provision has been made in the consolidated financial statements of the Company and its Subsidiaries.

             (c) Adequate provision has been made by the Company and each Subsidiary on the Latest Balance Sheet for the payment of Taxes due after the Closing Date.

             (d) The due date of the consolidated federal income tax return of the Company for the taxable year ended June 30, 1994 has been extended to March 15, 1995. The due date of the federal return (Form 1065) for the Partnership for the taxable year ended June 30, 1994 has been extended to January 15, 1995, and the Company and the Partnership intend to further extend the due date of such return to April 15, 1995. The Company, the Partnership and each Subsidiary will continue preparing such federal income tax returns for the Company and the Partnership, as well as any state, corporate and partnership tax returns, for the taxable year ending June 30, 1994, in an orderly manner, and the Purchaser shall be given the opportunity to review any such Tax Returns before they are filed.

             (e) There are no Liens for Taxes upon any of the properties or assets of the Company or any Subsidiary, except Liens for Taxes not yet due.

             (f) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to any Taxes payable by or asserted against the Company or any Subsidiary and, to the knowledge of the Vista Parties, there is no basis on which any claim for material Taxes can be asserted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice from any taxing authority of its intent to examine or audit any Tax Returns of the Company or any Subsidiary.

             (g) The taxable year or periods for the assessment of federal income Tax of the Company and its Subsidiaries are closed either by agreement with the Internal Revenue Service or by operation of the applicable statute of limitations for all taxable periods through the taxable period ended June 30, 1990. The taxable years or periods for the assessment of state and local income or franchise Tax of the Company and its Subsidiaries are closed either by agreement with the appropriate taxing authority or by application of the applicable statute of limitations for all periods through the taxable period ended June 30, 1990. Neither the Company nor any Subsidiary (i) has given or been requested to give waivers of any statute of limitations relating to the payment of Taxes for taxable periods for which the applicable statutes of limitations have not expired or (ii) has made any election which would result or has resulted in an adjustment under Section 481 of the Internal Revenue Code.

             (h) The Company and its Subsidiaries are not and have not been subject to Tax in any jurisdiction outside the United States.

             (i) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist (i) among the Company and any of the Subsidiaries, (ii) among the Company and any of its stockholders or Affiliates or (iii) between the Company or any of the Subsidiaries, on the one hand, and Lomas Financial Corporation or any of its subsidiaries, on the other hand.

             (j) All Taxes required to be withheld, collected or deposited by the Company or any Subsidiary (including, but not limited to, amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.

             (k) Neither the Company nor any Subsidiary has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or agreed to have
Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a
Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Internal Revenue Code).

             (l) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under
Section 280G of the Internal Revenue Code.

             (m) Neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) other than the Lomas Group and the group of which the Company is currently the common parent. Neither the Company nor any Subsidiary is or will be liable for the Taxes of any other corporation by reason of being a member of the Lomas Group.

             (n)     The Partnership has not made an election pursuant to
Section 754 of the Internal Revenue Code.

             SECTION 3.20.    Employee Benefit Plans.

             (a) Schedule 3.20(a) sets forth a true, complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation and stock purchase arrangements or policies) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is obligated to contribute with respect to employees of the Company or any Subsidiary (collectively, the "Employee Benefit Plans").
Schedule 3.20(a) sets forth the name, current annual compensation rate (including bonus and commissions), title and current base salary rate of the 10 most highly compensated present employees of the Company or any Subsidiary. There is no trade or business (whether or not incorporated) which is under common control, or treated as a single employer, with the Company or any Subsidiary under Section 414 of the Internal Revenue Code (other than the group of which the Company is the common parent). No Employee Benefit Plans cover persons employed outside of the United States. No Employee Benefit Plans are subject to Section 4063 or 4064 of ERISA. No Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA (collectively, the "Multiemployer Plans"). No Employee Benefit Plans that are welfare plans as defined in Section 3(1) of ERISA provide benefits after termination of employment (other than as required by Section 4980B of the Internal Revenue Code and at the former employee's own expense). No Employee Benefit Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA, or a "pension plan" as defined in Section 3(2) of ERISA.

             (b) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Internal Revenue Code (collectively, the "Qualified Plans") so qualifies, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Internal Revenue Code. Any entity maintained or contributed to by the Company or any Subsidiary and which is intended to be an association described in
Section 501(c)(9) of the Internal Revenue Code is exempt from federal income Tax under Section 501(a) of the Internal Revenue Code.

             (c) To the knowledge of the Vista Parties, all contributions and premiums required by law or by the terms of each Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

             (d) There has been no "reportable event," as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Qualified Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

             (e) There has been no violation of ERISA that could result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

             (f) Except as set forth on Schedule 3.20(f), true and complete copies of the following documents with respect to each of the Employee Benefit Plans (as applicable) have been delivered by the Company to the Purchaser: (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 and schedules thereto, (iii) any determination letters or applications therefor, (iv) the most recent summary plan description, and
(v) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

             (g) There are no pending actions, suits or proceedings which have been asserted, instituted or overtly threatened against any Employee Benefit Plan, the assets of any such plan or the Company, or the plan administrator or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could reasonably be expected to form the basis for any such action, suit or proceeding. Neither the Company nor any Subsidiary nor any fiduciary of any plan which is not a Multiemployer Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code.

             (h) Each of the Employee Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable Legal Requirements. All amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable Legal Requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 3.20(h).

             (i) Each Employee Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder; (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder; (iii) the health care continuation provisions of COBRA; and (iv) the Medicare Secondary Payor Provisions of Section 1862(b) of the Social Security Act.

             (j) Except as set forth on Schedule 3.20(j), the Company is not a party to any agreement, contract or arrangement that would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

             (k) Except as set forth in Schedule 3.20(k) hereto, the Company will not have, by reason of the transactions contemplated by this Agreement, any obligation to make any payment to any employee pursuant to any Employee Benefit Plan.

             SECTION 3.21.    Labor Matters.  Except as set forth on Schedule
3.21 hereto, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by them nor do the Vista Parties know of any activities or proceedings of any labor union to organize any such employees and (ii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board.

             SECTION 3.22. Permits. Except as set forth in Schedule 3.22 hereto, the Company and its Subsidiaries own or validly hold all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments (collectively, "Permits") that are required in connection with the conduct of their respective businesses, including, but not limited to, Permits required under Environmental Laws, except in cases where the failure to own or hold such Permits could not reasonably be expected to have a Material Adverse Effect. All Permits owned or held by the Company or any Subsidiary are valid and in full force and effect. No proceeding is pending or overtly threatened which could result in the revocation or termination of any such Permits, and the Vista Parties know of no basis on which any such proceeding could be commenced. The consummation of the transactions contemplated by this Agreement will not affect the continued validity, effectiveness or terms and conditions of all Permits owned or held by the Company.

             SECTION 3.23. Insurance. Schedule 3.23 sets forth true and correct summaries of all liability and other insurance policies maintained by the Company and its Subsidiaries, and accurately states the coverages, deductible amounts and carriers of each such insurance policy. All such insurance policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. All such insurance policies are maintained with reputable and, to the knowledge of the Vista Parties, financially sound insurance companies and associations. There are no circumstances known to the Vista Parties that would enable any insurance company or association to avoid liability under any of the insurance policies maintained by the Company or any Subsidiary, other than pursuant to express exclusions and limitations of such policies. The coverage provided by such insurance policies with respect to events occurring prior to the Closing Date will not be affected in any manner by, and will not terminate or lapse by reason of, any of the transactions contemplated by this Agreement. At no time since January 31, 1992 has any insurance company or association cancelled or reduced any coverage maintained by the Company or any Subsidiary, or given any notice or other indication of its intention to cancel or reduce any such coverage. The loss, damage or destruction of any properties and assets of the Company or its Subsidiaries which are not fully covered by insurance would not have a Material Adverse Effect.

             SECTION 3.24. Transactions with Affiliates. Except as set forth in Schedule 3.24 hereto, since June 30, 1994, neither the Company nor any Subsidiary has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, or made any management, consulting or similar fee arrangement with, or entered into or consummated any other material transaction, agreement or arrangement with or for the benefit of, any officer, director or employee of the Company or any of its Affiliates, other than (i) compensation and benefits (including travel advances) provided to any such officer, director or employee in the ordinary course of business and consistent with past practice and (ii) any such transactions between or among the Company and its direct or indirect wholly owned Subsidiaries.

             SECTION 3.25. Absence of Certain Business Practices. Neither the Company nor any of its Affiliates, directors, officers, employees or agents has, directly or indirectly, given or agreed to give any gift or similar benefit to any property developer, supplier, competitor or governmental employee or official (domestic or foreign) which could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

             SECTION 3.26. Disclosure. The representations and warranties by the Vista Parties contained in this Agreement, and the statements contained in any Schedule required hereby or any other document, certificate or other writing delivered or to be delivered by or on behalf of the Vista Parties pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, when taken in their entirety, do not and will not contain any untrue statement of a material fact, and do not and will not omit to state any material fact required in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

             SECTION 3.27. Brokers' or Finders' Fees. Except as set forth in Schedule 3.27 hereto, no broker, finder or investment banker is entitled to any brokerage or finder's fee or other fees or commissions in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any Vista Party.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

             The Purchaser hereby represents and warrants to the Vista Parties as follows:

             SECTION 4.01. Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

             SECTION 4.02. Authority; Binding Effect. The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with the terms hereof.

             SECTION 4.03. Absence of Conflicts. The execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Purchaser, (ii) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Purchaser is a party or by which its properties or assets are or may be bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Purchaser or its properties or assets.

             SECTION 4.04. Purchase for Investment. The Purchased Securities will be acquired by the Purchaser for its own account for investment and not with a view to, or in connection with, any distribution thereof.

             SECTION 4.05. Disclosure Statement. Any information furnished by the Purchaser in writing expressly for use in the Disclosure Statement, when taken in its entirety, will not contain any untrue statement of a material fact, and will not omit to state any material fact required in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

             SECTION 4.06. Brokers' or Finders' Fees. The Purchaser has not authorized any broker, finder or investment banker to act on its behalf in connection with this Agreement or the transactions contemplated hereby in such a manner as to give rise to a valid claim against any Vista Party for any brokerage or finder's fee or other fees or commissions.

                                   ARTICLE V.

                          REORGANIZATION SOLICITATION;
                               BANKRUPTCY MATTERS

             SECTION 5.01.    Solicitation Materials; Solicitation of
Acceptances.

             (a) As promptly as practicable following the date hereof, the Company shall prepare, file with the Commission and distribute to the holders of Existing Securities (i) a letter to such holders, (ii) the Disclosure Statement and (iii) the form of acceptance of the Reorganization Plan to be executed by such holders (collectively, the "Solicitation Materials"). The aforementioned letter to holders of Existing Securities and the

Disclosure Statement shall contain the recommendation of the Board of Directors of the Company that such holders give their acceptance to the Reorganization Plan. The Solicitation Materials will comply as to form with all applicable requirements of the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder.

             (b) In preparing the Solicitation Materials, the Company shall use its reasonable best efforts (i) to obtain and furnish all information required to be included therein under the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder, (ii) file with the Commission pursuant to the Exchange Act preliminary copies of the Solicitation Materials for review and comment and
(iii) respond promptly to any comments made by the Commission with respect to preliminary copies of the Solicitation Materials. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Solicitation Materials prior to the time they are filed with the Commission. The Company shall provide the Purchaser and its counsel with a copy of any written comments or telephonic notification of any verbal comments that are received by the Company or its counsel from the Commission or its staff with respect to the Solicitation Materials and shall further provide the Purchaser and its counsel with a copy of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

             (c) If at any time prior to the Closing Date any fact, event or development relating to the Company or any of its Affiliates is discovered by the Company which is required under applicable law to be set forth in a supplement to the Disclosure Statement, the Company shall prepare, file with the Commission or the Bankruptcy Court, use its reasonable best efforts to cause the Bankruptcy Court to approve, and disseminate to the holders of Existing Securities any such supplements.

             (d) The Company shall use its reasonable best efforts to obtain the requisite number of acceptances of the Reorganization Plan from the holders of Existing Securities in order to meet all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

             (e) Promptly after receipt of the Solicitation Materials, the Purchaser shall deliver to the Company acceptances of the Reorganization Plan with respect to the Existing Securities, if any, which are held by it or with respect to which Purchaser has the right to vote as of the applicable record date for the solicitation of acceptances pursuant to this Section 5.01. The Purchaser shall not withdraw or change such acceptances without the prior written consent of the Company.

             SECTION 5.02.    Certain Documents and Motions.

             (a) As promptly as practicable after completion of the Reorganization Solicitation, the Company shall commence the Bankruptcy Case in the United States Bankruptcy Court for the District of Delaware; provided, however, that in no event will the Company be obligated to commence the Bankruptcy Case until the first Business Day after the date on which the Company shall have obtained the requisite number of acceptances from the holders of Existing Securities with respect to the Reorganization Plan in order to meet all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

             (b) Promptly upon the commencement of the Bankruptcy Case, and in no event later than five Business Days thereafter, the Company shall (i) file the Disclosure Statement and the Reorganization Plan and the certification of votes for acceptance or rejection of the Reorganization Plan with the Bankruptcy Court and (ii) seek from the Bankruptcy Court, and take all steps necessary to obtain, a hearing at the earliest practicable date for approval of the Reorganization Solicitation and confirmation of the Reorganization Plan.

             (c) Promptly upon the commencement of the Bankruptcy Case, and in no event later than five Business Days thereafter, the Company shall file the Interim Motion with the Bankruptcy Court and shall use its reasonable best efforts to cause the Bankruptcy Court to enter the Interim Order.

             SECTION 5.03.    Reorganization Proceedings.

             (a) The Company shall use its reasonable best efforts to obtain confirmation of the Reorganization Plan by the Bankruptcy Court using the acceptances of the Reorganization Plan received by the Company pursuant to the Reorganization Solicitation.

             (b) The Company shall comply with the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining confirmation of the Reorganization Plan and all other matters in connection with the Bankruptcy Case. Without limiting the generality of the foregoing, the Company shall promptly prepare and file with the Bankruptcy Court all motions, schedules, statements of financial affairs, reports, and all other papers and filings required by the Bankruptcy Code and all other applicable laws, rules, regulations, orders or decrees (the "Bankruptcy Filings"). The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Bankruptcy Filings prior to the time they are filed with the Bankruptcy Court.

             (c) The extent, method, and means of notice of the filing of the Bankruptcy Case and meetings of creditors, hearings, objection dates, bar dates for filing proofs of claims or interests, the hearing on approval of the Reorganization Solicitation and the confirmation of the Bankruptcy Plan, and other significant events in connection with the Bankruptcy Case, given to creditors, parties in interest, and other parties entitled or expected to receive any such notice, shall be decided by the Company in consultation with, and subject to the approval of, the Purchaser.

             (d) The Company shall use its reasonable best efforts to obtain, and shall not take, or omit to take, any action the taking or omission of which could reasonably be expected to prevent or impede, or result in the revocation of, (i) the confirmation of the Reorganization Plan (as provided in Section 1144 of the Bankruptcy Code), (ii) a full and complete discharge of all debts of the Company (to the fullest extent possible under Section 1141(d) of the Bankruptcy Code) except as otherwise specifically provided in the Reorganization Plan and (iii) the vesting upon the entry of the Confirmation Order of the property of the Company in the reorganized entity free and clear of all claims and interests of creditors and equity security holders in accordance with the Reorganization Plan. To the extent that the Reorganization Plan requires the Company to take any action in the Bankruptcy Case, including, but not limited to, designating executory contracts to be assumed or rejected and making elections concerning treatment of claims, the Company shall take such action after consultation with and, in the case of any election to be made, obtaining the approval of the Purchaser.

             (e) The Reorganization Plan will be in the form attached as Exhibit G hereto with such changes therein as shall be approved by the Purchaser in its reasonable discretion. Without limiting the generality of the foregoing, the Reorganization Plan shall provide that the total payments and distributions made to holders of Existing Securities under the Plan shall be allocated among the holders of Existing Securities as provided in Appendix B hereto. The Company shall not consent to any amendment or supplement to, or modification of, the Reorganization Plan or the Disclosure Statement that purports to effect any change in the terms or conditions of the transactions contemplated by this Agreement which is, in the reasonable judgment of the Purchaser, unfavorable to it or any change in the manner in which the total payments and distributions under the Reorganization Plan is allocated among the holders of Existing Securities without the prior written consent of the Purchaser.

             (f) Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the claims identified in Appendix D hereto shall be classified in the manner contemplated by, and shall receive the treatment specified in, such appendix.

             SECTION 5.04. Securities Laws. The Company shall comply with all filing and other requirements of the Exchange Act, and the rules and regulations thereunder, and any other applicable federal or state securities laws, rules or regulations in connection with the Reorganization Solicitation and the consummation of the Reorganization Transactions.

                                  ARTICLE VI.

                               CERTAIN COVENANTS

             SECTION 6.01. Conduct of Business. From the date hereof until the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary and regular course of business and consistent with past practice and shall use their reasonable best efforts to preserve intact the business organizations of the Company and its Subsidiaries, to keep available the services of their present officers and employees and maintain their present relationships with property developers, suppliers, insurers, lessors and licensees and with the Governmental Authorities and other Persons having business relationships with the Company or any Subsidiary. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as provided in this Agreement or the Reorganization Plan, neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose or commit to do, any of the following without the prior written consent of the Purchaser:

             (a) amend or make any other change in its Charter or Bylaws or (in the case of the Partnership) the Partnership Agreement, except as specifically contemplated by this Agreement;

             (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other equity securities of, or ownership interests in, the Company or any Subsidiary or any options, warrants, calls or other rights to acquire any shares of capital stock or other equity securities of, or ownership interests in, the Company or any Subsidiary;

             (c) sell, lease, transfer or otherwise dispose of any Real Property or any other material properties or assets of the Company or any Subsidiary (whether or not reflected on the books of the Company or any Subsidiary and whether real, personal or mixed, tangible or intangible), except as permitted pursuant to Appendix C hereto;

             (d)     consolidate with, or merge with or into, any Person;

             (e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or redeem, purchase or otherwise acquire any capital stock or other equity interests of, or ownership interests in, the Company or any Subsidiary;

             (f) reclassify, combine, split or subdivide any shares of the capital stock of the Company or any Subsidiary;

             (g) incur or assume any indebtedness for borrowed money or issue any debentures, notes or other debt securities or (except in the ordinary and regular course of business and consistent with past practice) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, except that the Company may guarantee indebtedness of any of its direct or indirect wholly owned Subsidiaries (provided, however, that the incurrence of such indebtedness is permitted under the terms of this Agreement);

             (h) make any loans, advances or capital contributions to, or investments in, any other Person (other than to any direct or indirect wholly owned Subsidiary), except in the ordinary and regular course of business and consistent with past practice;

             (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

             (j) create or incur any Liens upon the properties or assets of the Company or any Subsidiary or suffer to exist any such Liens (other than Permitted Encumbrances), except in the ordinary and regular course of business and consistent with past practice;

             (k) enter into any Contracts or commitments or engage in any transactions not in the ordinary and regular course of business and consistent with past practice;

             (l) engage in any transactions with any Affiliate (other than transactions between the Company and any of its direct or indirect wholly owned Subsidiaries), except on terms and conditions at least as favorable to the Company as those that would apply in the case of a similar arms'-length transaction;

             (m) enter into any agreement, arrangement or understanding with any director, officer or key employee of the Company or any Subsidiary providing for the employment of any such director, officer or key employee or any increase in the compensation, severance or termination benefits payable or to become payable by the Company or any Subsidiary to any such director, officer or key employee or make any loan to or enter into any other material transaction or arrangement with any such director, officer or key employee;

             (n) increase the benefits payable by the Company or any Subsidiary under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, program or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary;

             (o) fail to keep all of the properties and assets of insurable character of the Company or any Subsidiary insured to the extent set forth on
Schedule 3.23 hereto, except where such failure could not reasonably be expected to have a Material Adverse Effect;

             (p) cancel or compromise any material claim, waive or release any material rights or change or terminate any material Contract of the Company or any Subsidiary, except in the ordinary and regular course of business and consistent with past practice;

             (q) fail to maintain in full force and effect all Permits that are required in connection with the conduct of the businesses of the Company or any Subsidiary, except in cases where the failure to maintain such Permits could not reasonably be expected to have a Material Adverse Effect; or sell, transfer, license or otherwise dispose of any material rights or interests under any such Permits, except in the ordinary and regular course of business and consistent with past practice;

             (r) change the accounting principles or methods of the Company or any Subsidiary, except as required by law or as a result of any mandatory change in accounting standards;

             (s) fail to maintain the books and records of the Company or any Subsidiary in the usual, regular and ordinary manner;

             (t) make any Tax elections or settle or compromise any income tax liability, except in the ordinary and regular course of business and consistent with past practice; and

             (u) take any action which would cause any representation or warranty of the Vista Parties contained in this Agreement to be untrue or incorrect as of the date when made or (except in the case of representations and warranties made as of a specific date) as of any future date.

             SECTION 6.02.    Other Proposals.

             (a) From the date hereof until the Closing Date, the Vista Parties and the Subsidiaries shall not, and shall use their best efforts not to permit their respective Affiliates, directors, officers, agents or other representatives (including, but not limited to, any investment banker, financial advisor, attorney or accountant) to, initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or agreements with any Third Party with respect to, or furnish or disclose any non-public information regarding the Company or its Subsidiaries or their respective businesses to any Third Party in connection with, any Acquisition Proposal. Notwithstanding the foregoing, to the extent required by the fiduciary obligations of the Board of Directors of the

Company based on the advice of counsel, (i) the Company may, in response to an unsolicited request therefor, furnish non-public information with respect to the Company or its Subsidiaries or their respective businesses to any Qualified Third Party pursuant to a customary confidentiality agreement and discuss such information (but not any Acquisition Proposal and not any non-public information relating to the structure of the transactions contemplated hereby, other than any information which the Company can demonstrate was independently developed by it or its advisors) with such Qualified Third Party and (ii) upon receipt by the Company of an Acquisition Proposal from a Qualified Third Party, if (A) the Company has complied fully and in a timely manner with its obligations to notify the Purchaser of the receipt of such Acquisition Proposal (and the identity of the offeror and the material terms of such proposal) in accordance with Section 6.02(b) hereof, (B) the Board of Directors of the Company has reasonably determined that such Acquisition Proposal, if consummated, would constitute an Overbid Transaction and (C) the Company has delivered a written notice to the Purchaser (an "Overbid Notice") advising it of the foregoing determination by the Board of Directors (which notice shall be accompanied by copies of the form of definitive agreement or other documentation proposed to be entered into in connection with the Acquisition Proposal), the Company may participate in discussions and negotiations with such Qualified Third Party regarding such Acquisition Proposal. Furthermore, if (v) the Company has delivered an Overbid Notice to the Purchaser (after compliance in full with each of the conditions precedent to the delivery of such a notice set forth in clauses (i) and (ii) of the immediately preceding sentence), (w) the Purchaser shall not have delivered to the Company within ten calendar days after receipt of such Overbid Notice a written offer (a "Topping Offer") to amend the terms of this Agreement in order to provide for consideration attributable to the Existing Securities having a value at least $1,000,000 greater than the value of the consideration provided for under the Acquisition Proposal to which such Overbid Notice relates, which offer shall state that it may not be withdrawn or revoked by the Purchaser unless the Company and the Purchaser do not enter into an amendment to this Agreement to reflect the acceptance of the Topping Offer within ten calendar days after receipt thereof by the Company (it being understood and agreed that, if the Purchaser does deliver a Topping Offer to the Company, the Company shall immediately cease to participate in discussions or negotiations with such Qualified Third Party regarding such Acquisition Proposal), (x) the terms of the Acquisition Proposal shall not have been modified in a manner adverse to the Company or the holders of Existing Securities after the date of the Overbid Notice (it being understood and agreed that the Company shall promptly advise the Purchaser in writing of the nature of any change in the terms thereof), (y) either the Company shall have paid the Termination Fee to the Purchaser (if the Company shall not have theretofore delivered the Termination Fee to the Termination Fee Escrow Agent) or the Vista Parties shall have taken all action on their part required in order to cause the Termination Fee Escrow Agent to deliver the Termination Fee Deposit to the Company (if the Company shall have theretofore delivered the Termination Fee to the Termination Fee Escrow Agent) and (z) the Vista Parties shall have taken all action on their part required to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Purchaser (the conditions set forth in clauses (v), (w), (x), (y) and (z) above being hereinafter collectively referred to as the "Overbid Termination Conditions"), the Company may enter into an agreement with a Qualified Third Party with respect to an Overbid Transaction. It is expressly understood and agreed that, if any Affiliates, directors, officers, agents or other representatives (including, but not limited to, any investment banker, financial advisor, attorney or accountant) of the Company, whether or not such persons are purporting to act on behalf of the Company, engage in any conduct involving the furnishing of information to, the solicitation of, or participation in discussions or negotiations with, a Third Party which, if performed by the Company, would constitute a breach of the provisions of this
Section 6.02(a), then, notwithstanding anything to the contrary contained herein, such Third Party shall not be deemed a Qualified Third Party for purposes of this Agreement.

             (b) In the event the Company shall directly or indirectly receive any offer, proposal or inquiry regarding an Acquisition Proposal, the Company shall notify the Purchaser within one Business Day after the receipt of such offer, proposal or inquiry and shall, in any such notice to the Purchaser, indicate the identity of the offeror and all of the material terms of such offer, proposal or inquiry.

             (c) The Company shall not modify, or release any Third Party from any confidentiality or standstill agreement to which the Company is a party (exclusive of those in which the Company is solely the recipient rather than the provider of confidential information).

             SECTION 6.03. Access to Information. From the date hereof until the Closing Date, the Company shall permit the Purchaser, and its Affiliates, directors, officers, agents or other representatives (including, but not limited to, any attorney or environmental consulting firm) to make a full investigation of the business, prospects, properties, financial condition and results of operations of the Company and its Subsidiaries and will afford the Purchaser and such representatives full access to the offices, buildings, real properties, records, files, books of account, tax returns, agreements and commitments, record books and stock books of the Company and its Subsidiaries and to their directors, officers, independent accountants, agents and other representatives, at such reasonable times and as often as the Purchaser may reasonably request. Upon request by the Purchaser, the Company shall request their present and former independent accountants to afford the Purchaser and its representatives access to all accountants' working papers for all audits and reviews of the financial statements of the Company and its Subsidiaries. The Company shall afford to the Purchaser and its representatives access to all such further information relating to the business, prospects, properties, financial condition and results of operations as the Purchaser or such representatives may reasonably request. No investigation pursuant to this
Section 6.03 shall affect any representations or warranties made by the Vista Parties in this Agreement or the conditions to the obligations of any party hereto to consummate the transactions contemplated hereby. The provisions of the Confidentiality Agreement shall apply to any information provided to the Purchaser, or its Affiliates, directors, officers, agents or other representatives, pursuant to this Section 6.03; provided, however, that as of the Closing Date, the Confidentiality Agreement shall terminate and be of no further force and effect.

             SECTION 6.04. Best Efforts. Subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are necessary, proper or advisable under applicable laws and regulations or otherwise in order to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all agreements, certificates and other instruments and shall use its reasonable best efforts promptly to obtain all waivers, permits, consents, approvals and other authorizations from, and to effect all registrations, filings and notices with or to, any Governmental Authorities or other Persons which are necessary or appropriate in connection with said transactions or in order to fulfill all conditions to obligations of the parties under this Agreement.

             SECTION 6.05. HSR Act. Each of the Company and the Purchaser will promptly file or cause to be filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission notification and report forms pursuant to the HSR Act relating to the transactions contemplated by this Agreement. The Company and the Purchaser shall promptly respond to any request for additional information or documentary material by the Antitrust Division of the Department of Justice or the Federal Trade Commission and will cooperate with each other in order to ensure that any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act expires or is terminated as soon as practicable.

             SECTION 6.06. Title Policies. If the Purchaser so requests, the Company shall obtain, at its expense, from one or more title companies reasonably acceptable to the Purchaser and shall deliver to the Purchaser at Closing, with respect to each lot, parcel and tract of land constituting the Real Property, an Owner's Policy of Title Insurance or an endorsement to an existing title insurance policy bringing coverage current to the Closing Date in the form of an ALTA Form B Extended Coverage Owners Policy to the extent available in the applicable state based on the most recent surveys of such lot, parcel or tract delivered to the Purchaser and otherwise in a form which is standard for the applicable state and provides substantially the same coverage as the above mentioned ALTA policy (each a "Title Policy") in an amount acceptable to the Purchaser. The Title Policies shall insure to the Company fee simple title to the Real Property in marketable or indefeasible condition customary to the state in which the property is located, subject only to the Permitted Encumbrances, including, in the case of the Real Property located in Texas, the standard printed exceptions contained in Schedule B thereof; provided, however, (A) the standard exception as to restrictive covenants shall be deleted in its entirety (unless recorded restrictive covenants are specified as or deemed to be Permitted Encumbrances, in which event the recording information thereof shall be listed under such exception), (B) the standard exception as to survey shall be limited to "shortages in area" only, (C) the standard exception as to standby fees and taxes shall be limited to the current year and subsequent years not yet due and payable and subsequent assessments for prior years due to change in land usage or ownership, and (D) the standard exception as to rights of parties in possession shall be limited to rights of tenants in possession as tenants under any presently effective unrecorded leases. Notwithstanding the foregoing, for purposes of Section 8.01(d)(x), it shall not constitute a material violation or breach of this Section 6.06 if the Company is not able to cure any defects or other items reflected on any title commitment for properties identified in Appendix E hereto to which the Purchaser objects after receipt thereof, and, as a result, the Company does not deliver to the Purchaser at Closing Title Policies with respect to such properties that are subject to no defects other than to Permitted Encumbrances.

             SECTION 6.07. Notification of Certain Other Matters. The Company shall promptly notify the Purchaser of:

             (a) any actions, suits, inquiries, investigations or proceedings commenced or threatened against or affecting the Company which, if pending on the date hereof, would have been required to have been set forth or described in any Schedule required hereby or which relate to the transactions contemplated by this Agreement;

             (b) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

             (d) any fact, development or occurrence that constitutes a Material Adverse Change or, so far as reasonably can be foreseen at the time of its occurrence, could have a Material Adverse Effect.

             SECTION 6.08. Supplemental Disclosure. The Vista Parties shall have the continuing obligation promptly to supplement or amend the Schedules required hereby or any writing previously delivered to the Purchaser with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in a Schedule required hereby or in any writing delivered to the Purchaser; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof unless so agreed to in writing by the Purchaser.

  SECTION 6.09.    Delivery of Filing Date Certificates, Opinions and Notices.

             (a) At least one full Business Day prior to the date of commencement of the Bankruptcy Case (the "Filing Date"), the Vista Parties shall deliver or cause to be delivered to the Purchaser each of the following:

                     (i) an opinion of Hughes & Luce, L.L.P., counsel for the Company, dated as of the date of delivery thereof, in the form attached as Exhibit H hereto; and

                     (ii) a certificate of the chief executive officer and chief financial officer of the Company, dated as of the date of delivery thereof, certifying that, except as specifically stated therein, (i) each of the representations and warranties of the Vista Parties contained in this Agreement is true and correct as of such date as if made on such date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) and (ii) the Vista Parties have performed and complied with all provisions, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on such date.

             (b) At least one full Business Day prior to the Filing Date, the Purchaser shall deliver to the Vista Parties an opinion, dated as of the date of delivery thereof, of Raymond G. Smerge, Vice President, Chief Legal Officer and Secretary of the Purchaser, in the form attached as of Exhibit I hereto.

             (c) At least one full Business Day prior to the Filing Date, the Purchaser shall deliver to the Vista Parties a Purchaser Claims Notice, which notice shall set forth a good faith estimate by the Purchaser as of such date of the aggregate amount of Purchaser Claims, if any, which have been incurred by or imposed on the Purchaser or any of the Vista Parties prior to or on the date of such notice or which are more likely than not to be incurred by or imposed on any of them at any time after such date, together with a brief statement as to the basis for such estimate. It is expressly understood and agreed that such Purchaser Claims Notice shall be for informational purposes only, and (except as set forth in the definition of the term "Termination Threshold" contained in Section 1.01 hereof) neither the information contained in such notice nor the failure of such notice to disclose any fact known to the Purchaser shall qualify, limit or otherwise modify the rights, duties and obligations of the parties as set forth in this Agreement or the nature and scope of the representations and warranties made by the Vista Parties herein.

             SECTION 6.10.    Indemnification and Other Arrangements; Releases.

             (a) For a period of three years from and after the Closing Date, the Company shall not amend Article Sixth of the Amended and Restated Articles of Incorporation in such a manner as to adversely affect the persons benefitted thereby with respect to any acts of such persons committed prior to the Closing Date. For a period of two years from and after the Closing Date, the Company shall not (i) pay any dividend or make any other distribution in respect of its capital stock (except to the extent payable solely in shares of capital stock), (ii) purchase, redeem, retire or otherwise acquire for value any of its capital stock or (iii) make or enter into any Restricted Affiliate Transaction (as defined in the Certificate of Designation), if after giving effect thereto, the consolidated net worth of the Company and its consolidated subsidiaries would be less than $50,000,000.

             (b) Effective as of the Closing Date, the Purchaser hereby unconditionally releases each of the present and former directors and officers of the Company and its Subsidiaries (the "Released Parties") from all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise which the Purchaser may have against any of the Released Parties based in whole or in part on any act or omission, transaction, event or other occurrence occurring prior to or on the Closing Date; provided, however, that the foregoing release shall not apply to claims, obligations, suits, judgments, damages, rights, causes of action or liabilities arising from or based upon any act, omission, transaction, event or other occurrence which constitutes actual fraud or criminal behavior on the part of any Released Party.

             (c) The provisions of this Section 6.10 shall inure to the benefit of the directors and officers of the Company and the other persons expressly referred to in such provisions.


                                  ARTICLE VII.

                             CONDITIONS TO CLOSING

             SECTION 7.01. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions (any one or more of which may be waived, in whole or in part, by the Purchaser):

             (a)     Representations and Warranties; Covenants and Agreements.
(i) Each of the representations and warranties of the Vista Parties contained in this Agreement shall be true and correct as of the Closing Date as if made on such date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except that the failure of any such representation or warranty to be true and correct shall not be a condition to the obligations of the Purchaser hereunder unless, in the reasonable judgment of the Purchaser, all violations or breaches by the Vista Parties of their representations and warranties have resulted or could reasonably be expected to result in Purchaser Claims in an aggregate amount exceeding $10,000,000 (it being understood and agreed that (A) for purposes of this clause (i) all such representations and warranties shall be construed as if they were not qualified in any manner as to materiality and (B) any dispute as to whether the condition set forth in this clause (i) shall have been fulfilled shall be finally settled by arbitration in accordance with the provisions of Appendix A hereto) and (ii) the Vista Parties shall have performed and complied in all material respects with all provisions, covenants and conditions contained in this Agreement (other than the covenant contained in Section 6.01(u) or 6.09(a) hereof) which are required to be performed or complied with by them prior to or on the Closing Date.

             (b) Officers' Certificate. The Vista Parties shall have delivered to the Purchaser a certificate of the chief executive officer and chief financial officer of the Company, dated as of the Closing Date, certifying that, except as specifically stated therein, (i) each of the representations and warranties of the Vista Parties contained in this Agreement is true and correct as of the Closing Date as if made on such date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) and (ii) the Vista Parties have performed and complied with all provisions, covenants and conditions contained in this Agreement which are required to be performed or complied with by them prior to or on the Closing Date.

             (c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

             (d) Reorganization Solicitation. The Company shall have obtained pursuant to the Reorganization Solicitation acceptances from (i) each of the Agreeing Holders (other than the Purchaser) and (ii) a number of holders of Existing Securities that meets all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

             (e) Beneficial Ownership by Agreeing Holders. As of the Record Date, the Agreeing Holders other than the Purchaser shall beneficially own more than 50% of the issued and outstanding shares of Existing Common Stock.

             (f) Confirmation of the Reorganization Plan and Entry of the Confirmation Order; Consummation of the Reorganization Plan. The Reorganization Plan shall have been confirmed by the Bankruptcy Court, and shall be in form and substance reasonably satisfactory to the Purchaser. The Confirmation Order shall provide that, upon the Closing, the Reorganization Plan shall be deemed to have been substantially consummated. Either (i) no stay of the Confirmation Order shall be in effect or (ii) if such a stay has been granted by the Bankruptcy Court or any other court of competent jurisdiction, such stay shall have been dissolved. The Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date. Without the necessity of any further action or proceedings by the Company, the Confirmation Order shall have (x) as of the date of such order and as of the Closing Date, effected a full and complete discharge and release of, and thereby extinguished, all debts of the Company (to the fullest extent possible under Section 1141(d)(1) of the Bankruptcy Code) except as otherwise specifically provided in the Reorganization Plan and (y) vested the property of the Company in the reorganized entity, free and clear of all claims and interests of creditors and equity security holders in accordance with the Reorganization Plan and the Confirmation Order.

             (g) Other Bankruptcy Proceedings. Except as contemplated by this Agreement, no proceeding shall have been instituted, consented to, continued or reopened by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or seeking reorganization, arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of them or any substantial part of any of their property or seeking relief for or against the Company which would have the effect of terminating, staying, enjoining or abating the Bankruptcy Case, transferring its venue or converting the Bankruptcy Case or any other proceeding by or against the Company into a case under Chapter 7 of the Bankruptcy Code (any such proceeding being hereinafter referred to as a "Bankruptcy Proceeding"), unless any such Bankruptcy Proceedings shall have been dismissed with prejudice by a Final Order of the court before which such proceedings shall have been instituted, consented to, continued or reopened.

             (h) Litigation. No action, suit or proceeding before any federal or state court or other Governmental Authority shall have been instituted or threatened which, in the reasonable judgment of the Purchaser, shall have the effect or be expected to have the effect of (i) making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement, (ii) resulting in the payment of damages in excess of $10,000,000 by the Company, any Subsidiary or the Purchaser as a result of or in connection with any of such transactions, (iii) imposing any material limitations on the ownership or operation by the Company, any Subsidiary or the Purchaser of any substantial portion of its business or assets, or compelling the Company, any Subsidiary or the Purchaser to dispose of or hold separate any substantial portion of its business or assets, as a result of or in connection with any such transactions or (iv) imposing any material limitations on the ability of the Purchaser to exercise full rights of ownership with respect to any of the Purchased Securities (including, but not limited to, the right to vote the Purchased Stock on all matters submitted to the stockholders of the Company), or compelling the Purchaser to dispose of any of the Purchased Securities.

             (i) Other Governmental Action. No statute, rule or regulation shall have been enacted by any Governmental Authority which shall have any of the effects referred to in clause (i), (ii), (iii) or (iv) of paragraph (h) above.

             (j) Consents. All of the Consents from, and registrations, filings and notices with or to, any Governmental Authorities or other Persons required in connection with the transactions contemplated by this Agreement shall have been obtained or effected, as the case may be (except for Consents, registrations, filings and notices, which if not made or obtained, would, in the reasonable judgment of the Purchaser, result in the payment of damages in excess of $10,000,000 by the Company, any Subsidiary or the Purchaser) and none of such Consents, registrations, filings or notices shall have any of the effects referred to in clause (iii) or (iv) of paragraph (h) above.

             (k) Settlement Agreements. On the Closing Date, each of the Management Settlement Agreement and Directors' Settlement Agreement shall be in full force and effect in accordance with its terms.

             (l) Amended and Restated Articles of Incorporation. On the Closing Date, the Charter of the Company shall have been amended, restated and integrated in its entirety in accordance with the Nevada Act so that it shall be in the form of the Amended and Restated Articles of Incorporation.

             (m) Certificate of Designation. On the Closing Date, the Company shall have filed the Certificate of Designation in the office of the Secretary of State of the State of Nevada in accordance with the Nevada Act.

             (n) Opinion of Counsel. The Purchaser shall have received an opinion, dated as of the Closing Date, of Hughes & Luce, L.L.P., counsel for the Company, in the form attached as Exhibit J hereto.

             (o) Arbitration Proceedings. Any arbitration proceedings commenced in accordance with the provisions of Appendix A hereto shall not have been stayed and shall have been finally concluded.

             SECTION 7.02. Conditions to the Obligations of the Vista Parties. The obligations of the Vista Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions (any one or more of which may be waived, in whole or in part, by the Vista Parties jointly):

             (a)     Representations and Warranties; Covenants and Agreements.
(i) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date);
(ii) the Purchaser shall have performed and complied in all material respects with all provisions, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date; and (iii) the Purchaser shall have delivered to the Vista Parties a certificate of the chief financial officer of the Purchaser, dated as of the Closing Date, certifying that the conditions specified in clause (i) and (ii) above have been fulfilled.

             (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

             (c) Reorganization Solicitation. The Company shall have obtained pursuant to the Reorganization Solicitation acceptances from a number of holders of Existing Securities that meets all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

             (d) Confirmation of the Reorganization Plan and Entry of the Confirmation Order; Consummation of the Reorganization Plan. The Reorganization Plan shall have been confirmed by the Bankruptcy Court. The Confirmation Order shall provide that, upon Closing, the Reorganization Plan shall be deemed to have been substantially consummated. Either (i) no stay of the Confirmation Order shall be in effect or (ii) if such a stay has been granted by the Bankruptcy Court or any other court of competent jurisdiction, such stay shall have been dissolved. The Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date.

             (e) Litigation. No action, suit or proceeding before any federal or state court or other Governmental Authority shall have been instituted or threatened which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement.

             (f) Other Governmental Action. No statute, rule or regulation shall have been enacted by any Governmental Authority which has the effect referred to in paragraph (e) above.

             (g) Opinion of Counsel. The Vista Parties shall have received an opinion, dated as of the Closing Date, of Raymond G. Smerge, Vice President, Chief Legal Officer and Secretary of the Purchaser, in the form attached as
Exhibit I hereto.

             (h) Arbitration Proceedings. Any arbitration proceedings commenced in accordance with the provisions of Appendix A hereto shall have been finally concluded.


                                 ARTICLE VIII.

                                  TERMINATION

             SECTION 8.01. Termination. At any time prior to Closing, this Agreement may be terminated:

             (a)     by mutual written consent of the parties hereto;

             (b) automatically and without any action or notice by any party, upon the approval of an Acquisition Proposal by the Bankruptcy Court;

             (c) by either the Purchaser or the Vista Parties jointly if any federal or state court or other Governmental Authority shall have issued an order, writ, injunction, judgment or decree which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement and such order, writ, injunction, judgment or decree shall have become final and nonappealable;

             (d)     by the Purchaser if:

                     (i) either (A) the restrictions on transfer of shares of Existing Common Stock contained in Article Eleventh of the Charter of the Company shall have expired or shall have otherwise ceased to be in full force and effect or (B) the "Release Date" specified in the Stock Sales Escrow Agreement between the Company and Society Shareholder Services, Inc., as escrow agent (as successor to Ameritrust Company, National Association), shall have occurred or any shares of Existing Common Stock held subject to such agreement shall have been released from the custody of such escrow agent or from any of the restrictions contained in such agreement;

                     (ii) The Purchaser shall have determined, in its reasonable discretion, that the condition set forth in Section 7.01(d) hereof is unlikely to be fulfilled within a reasonable period of time; provided, however, that the Purchaser shall only be entitled to terminate this Agreement pursuant to this Section 8.01(d)(ii) if it delivers a written notice of termination to the Company prior to the Time of Mailing;

                     (iii) Either the Management Settlement Agreement or the Directors' Settlement Agreement shall not have been entered into by the Company and each of the other Persons proposed to be a party thereto prior to or at the Time of Mailing;

                     (iv) the Vista Parties shall have failed to deliver to the Purchaser the officers' certificate or opinion of counsel in accordance with Section 6.09(a) hereof;

                     (v) the Closing shall not have occurred on or before September 30, 1995 for any reason (provided, however, that if an arbitration proceeding shall have been commenced pursuant to Sections 2.02(b), 7.01(a)(i) or 8.01(d)(xi) and be pending and not stayed on September 30, 1995, such date shall be extended to such later date as such proceeding is finally concluded);

                     (vi) ten calendar days shall have elapsed after the delivery by the Company of an Overbid Notice to the Purchaser, unless the Company shall have notified the Purchaser in writing prior to such time that it has irrevocably determined not to participate in any further discussions or negotiations with any Third Party with respect to the Acquisition Proposal that was the subject of such notice;

                     (vii) the Company shall have become a proponent or co-proponent of any plan of reorganization under the Bankruptcy Code other than the Reorganization Plan;

                     (viii) there shall have been any violation or breach on the part of the Vista Parties of any covenant or agreement contained in Section 6.02, and such violation or breach has not been waived by the Purchaser;

                     (ix) there shall have been any violation or breach on the part of the Vista Parties of any covenant or agreement contained in Article V hereof or Section 6.03, 6.04 or 6.05 hereof which shall not have been cured within five days after receipt of notice of such violation or breach from the Purchaser;

                     (x) there shall have been any material violation or breach by any of the Vista Parties of any covenant or agreement (other than the covenants and agreements referred to in clause
             (viii) and (ix) above) contained in this Agreement which shall not have been cured within 30 days after receipt of notice of such violation or breach from the Purchaser;

                     (xi) there shall have been any violation or breach by any of the Vista Parties of any representation or warranty contained in this Agreement, which in the reasonable judgment of the Purchaser, has resulted or is reasonably expected to result in any Purchaser Claims in an aggregate amount exceeding the Termination Threshold (it being understood and agreed that (A) for purposes of this clause (xi) all such representations and warranties shall be construed as if they were not qualified in any manner as to materiality and (B) any dispute between the parties as to whether the Purchaser is entitled to terminate this Agreement after the Filing Date pursuant to this clause (xi) shall be finally settled by arbitration in accordance with the provisions of Appendix A hereto); or

                     (xii) there shall have occurred any event, fact or development which, in the reasonable judgment of the Purchaser, has rendered the fulfillment of any condition to the obligations of the Purchaser set forth in Section 7.01 hereof impossible;

provided, however, that, in the case of any termination pursuant to clause (ix) or (x) above, the Purchaser has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder; and

             (e)     by the Vista Parties jointly if:

                     (i) all of the Overbid Termination Conditions shall have been satisfied;

                     (ii) there shall have been any material violation or breach by the Purchaser of any covenant or agreement contained in this Agreement which shall not have been cured within 30 days after receipt of notice of such violation or breach from the Vista Parties;

                     (iii) there shall have been any violation or breach by the Purchaser of any representation or warranty contained in this Agreement which, in the reasonable judgment of the Vista Parties, has resulted or is reasonably expected to result in any Vista Party claims or liabilities in aggregate amount exceeding the Termination Threshold (it being understood and agreed that for purposes of this clause (iii) all such representations and warranties shall be construed as if they were not qualified in any manner as to materiality); or

                     (iv) there shall have occurred any event, fact or development which, in the reasonable judgment of the Vista Parties, has rendered the fulfillment of any condition to the obligations of the Vista Parties set forth in Section 7.02 hereof impossible;

provided, however, that, in the case of any termination pursuant to clause (ii) above, the Vista Parties have diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by them hereunder.

             SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.01 hereof, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability hereunder on the part of any party or its Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that (i) this Section 8.02 and Sections 8.03, 9.01 and 9.03 hereof shall survive any termination of this Agreement and (ii) nothing contained herein shall relieve any party from liability for any breach of this Agreement.

             SECTION 8.03.    Termination Payments.

             (a) If this Agreement is terminated (whether automatically or by the Purchaser or the Vista Parties) for any reason prior to the time the Company shall have delivered the Termination Fee (as hereinafter defined) to the Termination Fee Escrow Agent (other than by the Vista Parties pursuant to
Section 8.01(e)(ii) or (iii) hereof), the Company shall pay to the Purchaser a fee of one million eight hundred thousand dollars ($1,800,000) (the "Termination Fee"), which fee shall be paid no later than one Business Day after the date of termination of this Agreement by wire transfer of immediately available funds to such account as the Purchaser shall designate in a written notice delivered to the Company.

             (b) Subject only to the entry of the Interim Order authorizing the performance of this Section 8.03(b), immediately after such order has been entered, (i) the Company shall deliver the Termination Fee to the Termination Fee Escrow Agent and (ii) the Vista Parties, the Purchaser and the Termination Fee Escrow Agent shall enter into the Termination Fee Escrow Agreement. If this Agreement is terminated (whether automatically or by the Purchaser or the Vista Parties) for any reason after the time the Company shall have delivered the Termination Fee to the Termination Fee Escrow Agent, the parties shall take all action necessary in order to cause the Termination Fee Escrow Agent promptly to deliver the Termination Fee Deposit as follows:

                     (i) to the Purchaser, if this Agreement is terminated (whether automatically or by the Purchaser or the Vista Parties) for any reason other than as specified in clause (ii) below; or

                     (ii) to the Company, if this Agreement is terminated by the Vista Parties pursuant to Section 8.01(e)(ii) or (iii) hereof.

             (c) If this Agreement is terminated for any reason, the parties shall take all action necessary in order to cause the Earnest Money Escrow Agent promptly to deliver the Earnest Money Deposit as follows:

                     (i) to the Purchaser, if this Agreement is terminated (whether automatically or by the Purchaser or the Vista Parties) for any reason other than as specified in clause (ii) below; or

                     (ii) to the Company, if this Agreement is terminated by the Vista Parties pursuant to Section 8.01(e)(ii) or (iii) hereof.

             (d) If the Purchaser is required for any reason to seek judicial enforcement of any of the obligations of the Vista Parties under this
Section 8.03, the Vista Parties shall jointly and severally pay, or reimburse the Purchaser for, all costs and expenses (including fees and disbursements of counsel) that are incurred by the Purchaser in enforcing the provisions of this
Section 8.03.

             (e) Any amounts paid pursuant to this Section 8.03 shall be paid without set-off or deduction.


                                  ARTICLE IX.

                                 MISCELLANEOUS

             SECTION 9.01. Fees and Expenses. Except as expressly provided herein, all fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

             SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 9.02):

             if to the Purchaser:

             Centex International, Inc.
             3333 Lee Parkway
             Dallas, Texas  75219
             Facs:  (214) 559-6750
             Attention:  David W. Quinn
             with copies to (which shall not constitute notice to the Purchaser):

             Centex Corporation
             3333 Lee Parkway
             Dallas, Texas 75219
             Facs: (214) 522-7568
             Attention:  Raymond G. Smerge

             Baker & Botts, L.L.P.
             2001 Ross Avenue
             Dallas, Texas 75201
             Facs: (214) 953-6503
             Attention:  Kerry C.L. North

             if to any of the Vista Parties (which shall constitute notice to all of the Vista Parties):

             Vista Properties, Inc.
             5950 Berkshire Lane
             Suite 400
             Dallas, Texas  75225
             Facs: (214) 360-1523
             Attention: Raymond Garfield, Jr.

             with copies to (which shall not constitute notice to the Vista Parties):

             Hughes & Luce, L.L.P.
             1717 Main Street
             Suite 2800
             Dallas, Texas 75201
             Facs.: (214) 939-6100
             Attention: Charles M. Schwartz

             Sidley & Austin
             875 Third Avenue
             New York, New York 10022
             Facs.: (212) 906-2000
             Attention: J. Ronald Trost

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 9.02 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answerback.

             SECTION 9.03. Public Announcements. The Vista Parties and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Bankruptcy Case, the Reorganization Plan or the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system upon which the securities of such issuer are traded.

             SECTION 9.04. Amendment; Waivers. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

             SECTION 9.05. Entire Agreement. This Agreement (including the Appendices, Exhibits and Schedules hereto and the certificates, opinions and documents delivered in accordance with the provisions hereof) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Appendices, Exhibits and Schedules hereto and certificates, opinions and other documents delivered in accordance with the provisions hereof are expressly made a part of this Agreement.

             SECTION 9.06. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on the holders of Existing Securities or, except as expressly provided herein, any other Person under or by reason of this Agreement). No party may assign this Agreement without the prior written consent of each of the other parties hereto; provided, however, that after the Closing Date, the Purchaser may assign this Agreement to any of its Affiliates without the consent of any other party, but such assignment shall not relieve the Purchaser of any of its obligations hereunder to the extent that such obligations are not performed by the assignee. It is expressly understood and agreed that any attempted or purported assignment by any party of this Agreement in violation of this Section 9.06 shall be null and void.

             SECTION 9.07. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

             SECTION 9.08. Severability. In the event any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

             SECTION 9.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise. Without limiting the generality of the foregoing, it is expressly understood and agreed that, in the event of a breach by the Vista Parties of their obligations under Section 6.02(a) hereof not to enter into an agreement with a Third Party with respect to an Overbid Transaction unless the condition set forth in clause (y) of such provision shall have been fulfilled, the Purchaser shall be entitled to specific performance of such obligations without the necessity of demonstrating irreparable damage or of complying with any requirement as to the posting of a bond or other security (it being understood that any such requirement is hereby expressly waived by the Vista Parties).

             SECTION 9.10.    Interpretation.

             (a) The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof.

             (b) In interpreting the provisions of this Agreement, time is of the essence in the performance of the obligations of the parties.

             (c) The obligations of the Vista Parties set forth in this Agreement shall in no event be limited by or subject to their obligations under any other agreement or document to which any of them is a party or is bound as of the date hereof.

             (d) As used herein, the phrase "to the knowledge of the Vista Parties" or any phrases of like import shall be deemed to refer to the knowledge of the officers of the Vista Parties (other than the two Assistant Secretaries of the Company, which the Vista Parties represent do not perform any executive functions) and employees of the Vista Parties with the title "Project Manager" or "Assistant Project Manager" and other employees performing similar functions. Furthermore, in interpreting any such phrase, the Vista Parties shall be deemed to have knowledge of any fact, event or development that comes to the attention of any such persons in the course of performance of his or her obligations as an officer or employee of one or more of the Vista Parties; provided, however, that such persons shall not be required to conduct any special or additional investigation for purposes of discovering any such fact, event or development.

             SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                        COMPANY:

                                        VISTA PROPERTIES, INC.


                                        By:    /s/ Raymond Garfield, Jr.
                                           -----------------------------------
                                                Raymond Garfield, Jr.
                                                President

                                        PARTNERS:

                                        VISTA MORTGAGE & REALTY, INC.


                                        By:    /s/ Raymond Garfield, Jr.
                                           -----------------------------------
                                                Raymond Garfield, Jr.
                                                President

                                        BRAEWOOD DEVELOPMENT CORP.


                                        By:    /s/ Raymond Garfield, Jr.
                                           -----------------------------------
                                                Raymond Garfield, Jr.
                                                President

                                        PANORAMIC LAND, INC.


                                        By:    /s/ Raymond Garfield, Jr.
                                           -----------------------------------
                                                Raymond Garfield, Jr.
                                                President

                                        PURCHASER:

                                        CENTEX INTERNATIONAL, INC.


                                        By:    /s/ David W. Quinn
                                           -----------------------------------
                                                   David W. Quinn
                                                   Executive Vice President

                                                                      APPENDIX A
                                                  TO SECOND AMENDED AND RESTATED
                                                   SECURITIES PURCHASE AGREEMENT


                                  ARBITRATION

                                       OF

                                CERTAIN DISPUTES


             Any dispute, disagreement or controversy between the Purchaser and the Vista Parties arising prior to or on the Closing Date as to (i) the amount of any Purchaser Claims incurred by or imposed on the Purchaser or any of the Vista Parties or more likely than not to be incurred by or imposed on any of them which is set forth in a Purchaser Claims Notice delivered pursuant to
Section 2.02(b) of the Second Amended and Restated Securities Purchase Agreement, dated as of December 18, 1994 (the "Agreement"), among the Vista Parties and the Purchaser, (ii) whether the condition to the obligations of the Purchaser set forth in Section 7.01(a)(i) of the Agreement has been fulfilled or (iii) whether the Purchaser is entitled to terminate the Agreement after the Filing Date pursuant to Section 8.01(d)(xi) of the Agreement (any dispute, disagreement or controversy as to the matters referred to in clause (i), (ii) or (iii) above being hereinafter referred to as a "Covered Dispute") shall be exclusively and finally settled by arbitration in accordance with the
provisions of this Appendix.   Capitalized terms used herein without definition
shall have the respective meanings set forth in the Agreement.

             1. The Vista Parties may dispute any determination by the Purchaser as to the matters referred to in clause (i), (ii) or (iii) above if, and only if, within five Business Days after receipt of written notification from the Purchaser of such determination, the Vista Parties (a) deliver to the Purchaser a written notice (a "Special Arbitration Notice") of their intention to arbitrate, which notice shall contain a reasonably detailed statement of the nature of the Covered Dispute, and (b) take such other steps as are necessary to commence arbitration proceedings under the Commercial Arbitration Rules of the American Arbitration Association (including, but not limited to, the payment of any administrative fee provided for under such rules).

             2. As promptly as practicable after delivery of a Special Arbitration Notice, three arbitrators who are experienced in the resolution of disputes arising in connection with the purchase or sale of businesses or interests therein shall be chosen in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the parties shall use their reasonable best efforts to ensure that such arbitrators are chosen no later than ten Business Days after the delivery of such notice.

             3. The arbitration shall be heard by a panel of the three arbitrators so chosen (the "Special Arbitration Panel"), and the resolution of the dispute shall be determined by a majority vote of the Special Arbitration Panel. The Commercial Arbitration Rules of the American Arbitration Association shall govern the conduct of the arbitration; provided, however, that the Special Arbitration Panel (i) shall require that all testimony taken in connection with the arbitration be transcribed, (ii) shall use its best efforts to ensure that the arbitration proceedings are concluded expeditiously (but in no event later than 20 Business Days after the selection of the Special Arbitration Panel) and (iii) shall render its judgment within two Business Days after the conclusion of the arbitration proceedings.

             4. At least five Business Days prior to the commencement of the arbitration proceedings, each of the Purchaser and the Vista Parties shall submit in writing to the other party or parties (i) a list (and, if requested by the other party or parties, copies) of all documents expected to be presented to the Arbitration Panel or otherwise used or relied upon by it in the arbitration proceedings and (ii) a list of all experts and other witnesses whose testimony is expected to be taken by it in such proceedings.

             5. Any award rendered by the Special Arbitration Panel shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

             6. The Purchaser on the one hand and the Vista Parties on the other shall be assessed equally all fees, costs and expenses of the arbitration. The Purchaser and the Vista Parties shall each bear their own legal expenses, attorneys' fees and costs of experts and witnesses; provided, however, that if a Covered Dispute is resolved in favor of one party in all material respects, then the Special Arbitration Panel may apportion the fees, costs and expenses incurred by the prevailing party (including legal expenses, attorneys' fees and costs of experts and witnesses) in such manner as the Special Arbitration Panel deems equitable.

                                                                      APPENDIX B
                                                  TO SECOND AMENDED AND RESTATED
                                                   SECURITIES PURCHASE AGREEMENT



                         REORGANIZATION PLAN ALLOCATION

A.  Allocation Between Holders of Existing Notes and Existing Common Stock

                                                                           Existing             Existing Common
                                            Item                          Note Holders           Stock Holders
                                            ----                          ------------           -------------
                         Aggregate Consideration
                             Cash                                         $85,580,000(1)               --
                             Cash and Distributable Units                      --                 $8,920,000(2)
                         Excess Purchaser Claims Amount                      39.32%                  58.99%

                         Existing Note Payments                              100.00%                   --

B.  Allocation Among Holders of Existing Common Stock

             1. Holders of Existing Common Stock other than the Agreeing Holders will receive aggregate consideration in cash in an amount equal to the result obtained by multiplying (A) the Regular Equity Fraction (as hereinafter defined) by (B) the excess of (i) $8,920,0002 over (ii) 58.99% of the Excess Purchaser Claims Amount. As used herein, the term "Regular Equity Fraction" means a fraction the numerator of which is the total number of issued and outstanding shares of Existing Common Stock held by holders of Existing Common Stock other than the Agreeing Holders on the Record Date and the denominator of which is the total number of issued and outstanding shares of Existing Common Stock on the Record Date.

             2. The Agreeing Holders will receive the following aggregate consideration:

                     a.       the Distributable Units;

                     b. cash in an amount equal to one-half of the excess of (A) the result obtained by multiplying (i) the Agreeing Holders Fraction by (ii) the excess of (1) $8,920,0002 over (2) 58.99% of the Excess Purchaser Claims Amount.

C.  Allocation to Management

             The Management Restructuring Payments made to the Managers, officers and employees of the Company and Subsidiaries will be in the amount of $1,550,000, reduced by 1.69% of the Excess Purchaser Claims Amount.





__________________________________

(1) If the Filing Date occurs prior to or on August 18, 1995, the amount shown above shall be $86,380,000.

(2) If the Filing Date occurs prior to or on August 18, 1995, the amount shown above shall be $9,120,000.

                                                                      APPENDIX C
                                                  TO SECOND AMENDED AND RESTATED
                                                   SECURITIES PURCHASE AGREEMENT



                          ASSET SALES AND DISPOSITIONS

A.  Real Property.

             The sale, lease, transfer or other disposition of any Real Property of the Company or any Subsidiary made pursuant to any Property Agreement effective from and after December 18, 1994 shall be made in accordance with the following procedure:

             1. A Sales Transaction Evaluation ("STE") in the form attached as Exhibit A hereto for such proposed disposition of Real Property will be developed in accordance with the current practices of the Company and its Subsidiaries as disclosed to the Purchaser.

             2. The Company or any Subsidiary shall submit the STE with customary attachments to the Purchaser for review and approval. The Purchaser shall have three Business Days after receipt of the STE by the Executive Vice President of the Purchaser in which to (a) approve the STE by initialing and returning the first page of the STE to the Company or its Subsidiary or (b) refer any matters requiring clarification to the Company or its Subsidiary, whereupon the Company or its Subsidiary shall respond to any request for clarification made by the Purchaser within three Business Days after such request. The approval required by the Purchaser pursuant to clause (a) shall not be unreasonably withheld or delayed. In the event the Purchaser fails to respond to the STE within three Business Days after receipt from the Company or any Subsidiary of either the STE or the Company's response to a request for clarification made by the Purchaser in connection with the STE, the Purchaser shall be deemed to have approved the STE.

B.  Other Material Properties or Assets.

             The sale, lease, transfer or other disposition of any other material properties or assets of the Company or any Subsidiary shall be made only with the prior written approval of the Purchaser, which approval shall not be unreasonably withheld or delayed.

                                                                      APPENDIX D
                                                  TO SECOND AMENDED AND RESTATED
                                                   SECURITIES PURCHASE AGREEMENT



                                 CERTAIN CLAIMS

             Subject to the entry of orders of the Bankruptcy Court to effectuate the following, the parties agree as follows: (i) the following shall constitute "Excepted Claims" under and as defined in the Reorganization Plan, the holders of which shall not be required to file proofs of claim or requests for payment of administrative claims in the Bankruptcy Case: (A) "Trade Debt" (as defined in the Reorganization Plan), (B) claims of the holders of Existing Notes arising from the ownership, beneficial or otherwise, of the Existing Notes including, without limitation, any rights to receive payments of the principal of, and premium (if any) and interest on any Existing Notes and any rights arising under the terms of the Existing Note Indenture and claims for damages as a result of a breach thereof, and (C) the claims of any Person against the Company or any Subsidiary with respect to the Company's or Subsidiary's liability or potential liability based on or arising from the matters disclosed in item 2 of Schedule 3.16 hereto or based on or arising from the same underlying facts as are set forth in such Schedule; (ii) proofs of interest will not be required to be filed on account of the interests arising from the ownership, beneficial or otherwise, of the Existing Common Stock; and
(iii) holders of "Excepted Claims" and holders of the interests described in clause (ii) above will be served with only the following notices with respect to the matters to which they pertain: (a) notice of the commencement of the Bankruptcy Case, (b) notice that such holders are not required to file proofs of claim or requests for payment of administrative expenses in the Bankruptcy Case, (c) notice of the time, date and place of the hearing on the adequacy of the Disclosure Statement and the confirmation of the Reorganization Plan and of the deadline for filing objections thereto, (d) notice of entry of the order confirming the Reorganization Plan, and (e) with respect to holders of "Excepted Claims" that are unimpaired under the Reorganization Plan, notice that such claims are treated as unimpaired under the Reorganization Plan and notice that such holders will not receive a copy of the Reorganization Plan or Disclosure Statement unless any such holder requests a copy of such documents in writing from the Company, which will then provide such documents at its own expense. The parties will use their best efforts to obtain orders of the Bankruptcy Court authorizing the foregoing agreements.

                                                                      APPENDIX E
                                                  TO SECOND AMENDED AND RESTATED
                                                   SECURITIES PURCHASE AGREEMENT



                           CERTAIN TITLE COMMITMENTS


Title commitments for the following properties:

    (i)      Northgate Crossing - Houston, Texas;

    (ii)     Coke - Tarpon Springs (Tampa), Florida; and

    (iii)    Timbercreek - Lewisville, Texas





                                     E-1